Exhibit 10.1

PURCHASE AGREEMENT

by and among

American Skiing Company

Killington, Ltd., Pico Ski Area Management Company

and

SP Land Company, LLC

February 16, 2007

ARTICLE I	CERTAIN DEFINITIONS	1
1.1	Certain Definitions	1
1.2	Other Capitalized Terms	8
ARTICLE II	ASSETS AND PURCHASE PRICE	9
2.1	Sale and Purchase of Assets	9
2.2	Assets	9
2.3	Excluded Assets	11
2.4	Assumed Liabilities and Excluded Liabilities	12
2.5	Payment at the Closing	12
2.6	Season Pass Adjustment	13
2.7	Working Capital Adjustments	13
2.8	Adjustment for Taxes, Prepayments and Deposits	15
2.9	Adjustment for Utilities	15
2.10	Cooperation on Tax Matters	16
2.11	Allocation of Purchase Price	16
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	16
3.1	Organization and Qualification; Ownership Interest in LLCs	16
3.2	Binding Obligation	17
3.3	No Default or Conflicts	17
3.4	No Governmental Authorization or Consent Required	17
3.5	Financial Statements	18
3.6	No Material Adverse Effect	18
3.7	Intellectual Property	18
3.8	Compliance with Laws	19
3.9	Contracts	19
3.10	Litigation	20
3.11	Approvals	20
3.12	Labor Matters	21
3.13	Employee Benefit Plans	22
3.14	Brokers	24
3.15	Environmental Compliance	24
3.16	Insurance	25

i

3.17	Owned Real Property	26
3.18	Leased Real Property	26
3.19	Real Property	26
3.20	Personal Property	27
3.21	Tax Matters	28
3.22	Not a Foreign Person	29
3.23	OFAC	29
3.24	Killington Interests	30
3.25	ASC Killington Interests	30
3.26	Title and Sufficiency; Assets	30
3.27	Related Party Transactions	30
3.28	Certain Ski-related Representations	30
3.29	Gondolas and Ski Lifts	31
3.30	Water Rights	31
3.31	Solvency	31
3.32	No Undisclosed Liabilities	32
3.33	NO OTHER REPRESENTATIONS	32
3.34	CONDITION OF THE BUSINESS	32
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER	32
4.1	Organization of the Buyer	32
4.2	Power and Authority	32
4.3	No Conflicts	33
4.4	Litigation	33
4.5	Brokers	33
4.6	Availability of Funds	33
4.7	NO OTHER REPRESENTATIONS	34
ARTICLE V	EMPLOYEES AND EMPLOYEE-RELATED MATTERS	34
5.1	Employment Matters	34
5.2	Standard Procedure	35
5.3	Benefit Plans	35
ARTICLE VI	CLOSING	35
6.1	Sellers’ Closing Deliveries	35

6.2	Buyer’s Closing Deliveries	37
6.3	Closing Date	38
ARTICLE VII	CONDITIONS TO CLOSING	38
7.1	Mutual Conditions of Buyer and Seller to Close	38
7.2	Conditions to Obligations of Buyer to Close	38
7.3	Conditions To Obligations Of The Sellers To Consummate The Transaction	41
ARTICLE VIII	COVENANTS	41
8.1	Regulatory Filings, etc	41
8.2	Injunctions	42
8.3	Access to Information	42
8.4	No Extraordinary Actions by the Sellers	42
8.5	Commercially Reasonable Efforts; Further Assurances	45
8.6	Use of Names; Name Change	46
8.7	Confidentiality; Publicity	47
8.8	Transition	47
8.9	Access to Records After the Closing	47
8.10	No Hire	48
8.11	Interim Operations of the Buyer	48
8.12	Rental Equipment	49
8.13	Promotional Contracts	49
8.14	Space A Program	49
8.15	Liquor Licenses	49
8.16	Compliance with Laws	49
8.17	Updating of the Schedules	49
8.18	No Solicitation	49
8.19	Monthly Financial Statements	49
ARTICLE IX	SURVIVAL AND INDEMNIFICATION	50
9.1	Survival	50
9.2	Indemnification by the Sellers	50
9.3	Indemnification by the Buyer	51
9.4	Limitations on Indemnification; Exclusive Remedy	51

9.5	Defense of Claims	52
9.6	Indemnity Escrow	53
9.7	Tax Treatment of Indemnity Payments	54
9.8	Losses Net of Insurance, etc	54
ARTICLE X	TERMINATION	54
10.1	Termination	54
10.2	Other Agreements; Material To Be Returned	55
10.3	Effect of Termination	56
ARTICLE XI	MISCELLANEOUS	56
11.1	Complete Agreement	56
11.2	Waiver, Discharge, etc	56
11.3	Fees and Expenses	56
11.4	Amendments	56
11.5	Notices	57
11.6	Venue	58
11.7	GOVERNING LAW; WAIVER OF JURY TRIAL	58
11.8	Headings	59
11.9	Interpretation	59
11.10	Exhibits and Schedules	59
11.11	Successors and Assignment	59
11.12	Remedies	59
11.13	Third Parties	60
11.14	Severability	60
11.15	Counterparts; Effectiveness	60

PURCHASE AGREEMENT

This PURCHASE AGREEMENT is made as of February 16, 2007 (this “Agreement”) between Killington, Ltd., a Vermont corporation (“Killington”), Pico Ski Area Management Company, a Vermont corporation (“Pico”), American Skiing Company, a Delaware corporation (“ASC”, and together with Killington and Pico, the “Sellers”), and SP Land Company, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

Sellers presently operate the alpine ski and snowboard resort known as the Killington and Pico ski areas in Killington, Vermont.

Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from Sellers, the Assets and Assumed Liabilities upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereby agree as follows:

AGREEMENT

ARTICLE I            CERTAIN DEFINITIONS

1.1           Certain Definitions.  As used in this Agreement, unless the context requires otherwise, the following terms shall have the meanings indicated:

(a)           “Affiliate” of any specified Person means any other Person, existing or future, directly or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control with the specified Person.

(b)           “Approvals” means franchises, licenses, permits, certificates of occupancy and other required approvals, authorizations and consents.

(c)           “ASC” means American Skiing Company, a Delaware corporation.

(d)           “ASC-Level Financings” means the financings described in Schedule 1.1(d) of the Seller Disclosure Schedule.

(e)           “Affiliate Resorts” means other resorts owned by ASC or its Affiliates other than the Resort.

(f)            “ASC Resorts” means American Skiing Company Resort Properties, Inc., a Maine corporation.

(g)           “Business” means the operations, assets and liabilities of the Resort.

(h)           “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

(i)            “Capital Expenditures” means the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements) that should be capitalized under GAAP on a balance sheet.

(j)            “Capital Lease” means any capital lease listed on Schedule 1.1(j) of the Seller Disclosure Schedule, provided, however, if such capital lease related to rights or obligations that are not exclusively related to the Resort or the Business (which leases are so designated on Schedule 1.1(j)), Capital Lease shall only refer to the rights and obligations under such capital lease that do relate to the Resort or the Business.

(k)           “Closing” means the closing of the transactions contemplated by this Agreement.

(l)            “Closing Date” means the date on which the Closing actually occurs.

(m)          “Code” means the Internal Revenue Code of 1986, as amended.

(n)           “Competing Transaction” means an acquisition of beneficial ownership of all or substantially all of the assets of, or any material interest in, (i) any of the Sellers (other than ASC) and (ii) ASC as it relates to the Business, in each case pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, joint venture or other similar transaction (including any single or multi-step transaction or series of related transactions) provided that any such transaction (or series of related transactions) involving an acquisition of a majority of the beneficial interest in ASC with respect to which the acquirer in such transaction (or series of related transactions) agrees to be bound by the obligations of ASC and the other Sellers under this Agreement, shall not be deemed a “Competing Transaction” for purposes of this Agreement.

(o)           “Contract” means any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license agreement, franchise, contract, agreement, Lease (including any Real Property Lease), instrument or guarantee (including any amendments, modifications, extensions or replacements thereof).

(p)           “Control” means the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of securities, by contract or otherwise.

(q)           “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demand letters, claims, directives, Liens, proceedings, Litigations or written notices of noncompliance or violation by any Person alleging potential liability (including liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising under any Environmental Law, including, without limitation, (i) the presence, or release or threatened release into the environment, of any Hazardous Substances at any location presently or formerly leased or owned by Killington or Pico in violation of any Environmental Law, (ii) any violation of

Environmental Law other than as described in clause (i) above or (iii) any and all written claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or release of any Hazardous Substances in violation of any Environmental Law.

(r)            “Environmental Law” means any United States federal, state, local or municipal statute, law, rule, regulation, ordinance, code, Environmental Permit, common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent or judgment, relating to the environment or natural resources, public health, occupational health and safety, or to any Hazardous Substance, including, without limitation, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, release, control or cleanup of any Hazardous Substance, or to any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Agency.

(s)           “Environmental Permit” means any permit, registration, filing, license, approval or authorization from any Governmental Authority required under, issued pursuant to or authorized by any Environmental Law with respect to Killington, Pico or the Business.

(t)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(u)           “ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with the Sellers as defined in Section 414(b), (c), (m) or (o) of the Code, or under “common control” with the Sellers, within the meaning of Section 4001(b)(1) of ERISA.

(v)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(w)          “Excluded Contract” means any contract under any ASC-Level Financing and those contracts listed on Schedule 1.1(w) of the Seller Disclosure Schedule.

(x)            “Excluded Taxes” means all liabilities for (i) Taxes of Sellers (or any predecessors thereof),(ii) Taxes that relate to the Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, including, without limitation, Taxes allocable to Sellers pursuant to Section 2.8. and (iii)payments under any Tax allocation, sharing or similar agreement (whether oral or written

(y)           “Financial Statements” means (a) the unaudited balance sheets and statements of earnings and statements of cash flow of the Sellers (other than ASC) as of and for the fiscal years ended July 25, 2004, July 31, 2005 and July 30, 2006 (the “Year-End Financial Statements”), and (b)  unaudited statements for January 29, 2007 (the “Interim Financial Statements”).

(z)            “GAAP” means United States generally accepted accounting principles in effect at the time in question.

(aa)         “Governmental Agency” means any federal, state or local governmental body or other regulatory or administrative agency or commission, including, without limitation, the Passenger Tramway Division of the Vermont Department of Labor and Industry.

(bb)         “Hazardous Substance” means (a) any chemical, material, substance or waste defined as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances or toxic pollutants,” “contaminants,” “pollutants,” “toxic or hazardous chemicals” or “pesticides” in any applicable Environmental Law, or (b) any petroleum or petroleum product, asbestos-containing materials, lead-based paint or toxic mold.

(cc)         “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(dd)         “Indebtedness” means (i) any liability, contingent or otherwise, of the Sellers (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Sellers or only to a portion thereof) or (b) evidenced by a note, debenture or similar instrument or letter of credit (including a purchase money obligation or other obligation relating to the deferred purchase price of property); (ii) any liability of others of the kind described in the preceding clause (i) which the Sellers has guaranteed or which is otherwise its legal liability; (iii) any monetary obligation secured by a lien to which the property or assets of the Sellers, whether or not the obligations secured thereby shall have been assumed by it or shall otherwise be its legal liability, but not including Liens of the nature described in clauses (ii) and (iii) of the definition of “Permitted Liens”, (iv) all capitalized lease obligations of the Sellers and (v) any other obligations of such Person required to be classified as debt in accordance with GAAP.  In no event shall Indebtedness include trade payables or operating lease obligations.

(ee)         “Joint Resort Agreements” means the Contracts affecting the Resort and listed on Schedule 1.1(ee) of the Seller Disclosure Schedule that are with third parties, and jointly with Sellers and Affiliates of Sellers for the Resort and the Affiliate Resorts.

(ff)           “Judgment” means any judgment, ruling, writ, injunction, order, arbitral award or decree.

(gg)         “Knowledge of the Sellers” (and any similar phrases as they relate to the Sellers) means the actual knowledge of those officers of Sellers listed on Schedule 1.1(gg).

(hh)         “Law” means any Judgment, law, statute, rule or regulation of any Governmental Agency.

(ii)           “Lease” means any lease, sublease, license, or similar occupancy right in real or personal property.

(jj)           “Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

(kk)         “Lien” means, with respect to the Sellers, any lien, encumbrance, security interest, charge, mortgage, title defect or imperfection, easement, right of way, encroachment, option, or pledge of any nature whatsoever.

(ll)           “Litigation” means any arbitration, action, suit, claim, proceeding, investigation or written inquiry by or before any Governmental Agency, court or arbitrator.

(mm)       “Material Adverse Effect” means a material adverse effect upon the results of operations, properties, assets or condition (financial or otherwise) of the business of a specified Person and its Subsidiaries taken as a whole; provided, however, that “Material Adverse Effect” shall not include any change, effect, condition, event or circumstance (collectively, “Events”) arising out of, or attributable to (i) general economic conditions, changes, effects, events or circumstances, except to the extent such Events disproportionately affect (in a manner that is material and adverse) such specified Person and its Subsidiaries, (ii) changes, effects, conditions, events or circumstances that generally affect the ski, resort or hospitality industries, except to the extent such Events disproportionately affect (in a manner that is material and adverse) such specified Person and its Subsidiaries, (iii) in the case of the Sellers, any effect which the financial condition of Sellers may have on the terms and conditions on which inventory or other assets are purchased by the Sellers (provided that such effect will be taken into account for purposes of this definition of Material Adverse Effect only to the extent such effect would reasonably be expected to have a material adverse effect (taking into account the reasonably expected duration of said effect) on the Sellers following the Closing), (iv) any bankruptcy or insolvency of, or any other event affecting the service of, any airline conducting business at any airport servicing the Resort, or any reduction in or elimination of service by any such airline (or any announcement that any such reduction or elimination is to occur), (v) any acts of terrorism or acts of war, whether occurring within or outside the United States, or any effect of any such acts on general economic or other conditions, except to the extent such acts disproportionately affect (in a manner that is material and adverse) such specified Person or its subsidiaries, (vi) any climatic or weather condition, except to the extent of any damage or destruction of the assets of such specified Person or its Subsidiaries which has a material and adverse effect on such Person and its Subsidiaries and which is caused by such damage or destruction or (vii) changes arising from the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement.

(nn)         “Multiemployer Plan” means an employee pension benefit plan, as defined in Section 3(37) of ERISA, to which the Sellers contribute.

(oo)         “Non-Controlled Subsidiary” means SS Associates, LLC, a Vermont limited liability company (“SS Associates”).

(pp)         “Outstanding Indebtedness” means the aggregate outstanding principal balance (or imputed outstanding principal balance, in the case of any Capital Leases of, and accrued and unpaid interest on, all unaffiliated third party Indebtedness of the Sellers, calculated as of the close of business on the day immediately preceding the Closing Date, but not including the Capital Leases or the ASC Level Financings.

(qq)         “Permitted Liens” means (i) Liens disclosed on any balance sheet included in the Financial Statements or securing liabilities reflected therein (provided that Liens securing the ASC-Level Financings shall not be Permitted Liens); (ii) Liens for taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith provided that adequate reserves have been established therefor in accordance with GAAP; (iii) statutory mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business (but only to the extent the obligations secured by such Liens are reflected in Working Capital) and are not yet due and payable or are being contested pursuant to applicable Law and in good faith and adequate reserves have been established therefor; (iv) non-monetary Liens, the existence of which does not materially adversely affect the operation of the Sellers’ business as currently conducted; (v) liens that would be disclosed by an accurate survey or physical inspection of the Real Property provided that the same do not materially adversely affect the operation of the Sellers’ business as currently conducted; (vi) applicable zoning regulations and ordinances, and building, health and other applicable laws or ordinances provided the same are not violated; (vii) all Space Leases; (viii) any exceptions to title set forth in any subsection of Schedule 1.1(qq) of the Seller Disclosure Schedule, other than easements, rights of way and other non-monetary Liens, the location of which would be disclosed only by an accurate survey or physical inspection of the Real Property and the existence of which materially adversely affects the use, operation or value of the parcel of property affected thereby; and (viii) Liens for Capital Leases.

(rr)           “Person” means an individual, a corporation, a limited liability Sellers, a partnership, an unincorporated association, a joint venture, a Governmental Agency or another entity.

(ss)         “Purchased Contracts” means all Contracts related to the Business other than Excluded Contracts, including without limitation the Capital Leases.

(tt)           “Related Documents” means all other agreements and instruments described in or contemplated by this Agreement that are to be executed and delivered in connection with the transactions contemplated hereby.

(uu)         “Resort” means the Killington/Pico Ski Resort, the Ski Shack and Wobbly Barn.

(vv)         “Season Passes” means those passes issued by Sellers in respect of the 2006/2007 ski season of the type listed on Schedule 1.1(vv) of the Seller Disclosure Schedule.

(ww)       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(xx)          “Seller Disclosure Schedule” means the disclosure letter prepared by the Sellers, dated as of the date hereof, and delivered by the Sellers to the Buyer.

(yy)         “Space-A Program” means “Space Available Usage” provision in the rental management agreement between property owners at the Resort and Affiliate Resorts and Affiliates of ASC pursuant to which (i) the Resort affords Affiliates Resorts’ condominium timeshare owners the right to subscribe for accommodations at the Resort on a “space available” basis with seventy-two hours’ prior notice, and (ii) the Affiliate Resorts offer reciprocal rights to the condominium timeshare owners at the Resort.

(zz)          “Subsidiary” of any specified Person means any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are owned or Controlled, directly or indirectly, by such specified Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, limited liability company, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is owned or Controlled, directly or indirectly, by such specified Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists.  Notwithstanding the foregoing, (i) Uplands shall be deemed a “Subsidiary” of the Sellers for all purposes of this Agreement and (ii) the Non-Controlled Subsidiary shall not be deemed a “Subsidiary” for all purposes of this Agreement.

(aaa)       “Substitute Capital Lease” means any Capital Lease with respect to which the obligations and liabilities (including any guaranty) of Sellers or any of their Affiliates  are assumed by the Buyer (together with a concurrent full and unconditional release by the lenders (the “Capital Lease Lenders”) with respect to such leases of all liabilities and obligations of ASC and its Affiliates arising under or in connection with such Capital Leases).

(bbb)      “Taxes” means (i) all taxes, charges, fees, duties, levies, imposts, deficiencies or assessments imposed by any Taxing Authority, including federal, state or local income, profits, franchise, gross receipts, environmental, customs duty, severances, stamp, payroll, sales, use, intangibles, employment, unemployment, disability, property (including unclaimed property), withholding, backup withholding, excise, production, occupation, service, service use, leasing and lease use, ad valorem, value added, occupancy, meals and room, transfer, estimated and other taxes, of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (ii) any liability in respect of any items described in clause (i) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

(ccc)       “Taxing Authority” means the IRS and any other Governmental Agency responsible for the administration of any tax.

(ddd)      “Tax Returns” means all returns and reports, information returns, or payee statements (including, elections, declarations, filings, forms, statements, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(eee)       “Uplands” means Uplands Water Company, Inc., a Vermont corporation

(fff)         “WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

(ggg)      “Working Capital” means, as of any date of determination, the aggregate of the following (and as to items (i) through (iv) below, to the extent included in the Assets and generally with respect to ASC only to the extent it solely relates to the Resort): (i) cash on hand at the Resort (including any held by Subsidiaries, (ii) and of Seller’s escrow cash accounts (to the extent transferable), (iii) the book value of Sellers’ accounts receivable (all of which are being transferred to Buyer at Closing), (iv) the book value of Sellers’ inventory, and (v) any prepaid expenses with respect to which Buyer will receive the benefit of after Closing, less the aggregate of (i) any of Sellers’ accounts payable or accrued expenses assumed by Buyer (including refurbishment funds for rental management properties, but excluding accruals for vacation and other paid time off), and (ii) all deposits and deferred revenue received in cash prior to the Closing which relate to post-Closing activities or events (excluding any deferred season pass revenues and unredeemed balances of gift certificates, gift cards, MeTickets and Peak coupons), each as determined in a manner consistent with GAAP.  For the purposes hereof, Working Capital shall also include (i) current assets and current liabilities related to the retail business operating at the Ski Shack and (ii) Resort-related inventory held offsite that is specifically designated for delivery to the resort as set forth on Schedule 1.1(ggg)) and shall include all items covered in Sections 2.8 and 2.9.

1.2           Other Capitalized Terms.  The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Agreement	Preamble
Allocation Schedule	2.11
ASC	Preamble
ASC LLC Interests	2.2(c)
Assets	2.2

ASC Lease	8.4(v)
Assignment and Assumption Agreement	6.1(l)
Assumed Liabilities	2.4(a)
Buyer	Preamble
Buyer Indemnitees	9.2
Buyer Plans	5.3(a)
Buyer Trade Names	8.6(b)
Cherry Knoll	2.2(a)
Clean Water Act	3.15(b)
CPA-Determined Differences	2.7(d)(ii)
CPA Firm	2.7(d)(ii)
Differences	2.7(d)(ii)
Disagreement Notice	2.7(c)
Enforceability Exceptions	3.2
Escrow Agent	9.6
Escrow Agreement	9.6
Estimated Working Capital Amount	2.7(a)
Excluded Assets	2.3
Excluded Employees	5.1(b)
Excluded Liabilities	2.4(b)
FCC	3.4(a)
Final Adjustment Certificate	2.7(b)
Final Working Capital Amount	2.7(b)
404 Water Permits	3.15(b)
Indemnifiable Losses	9.2
Indemnified Party	9.5(a)
Indemnifying Party	9.5(a)
Indemnity Escrow Account	9.6
Indemnity Escrow Amount	9.6
Insurance Policies	3.16(a)
Intellectual Property	3.7(a)
Intellectual Property Rights	3.7(b)
Interim Financial Statements	1.1
Killington	Preamble
KRI	2.2(a)
Killington Interests	2.2(a)
Leased Real Property	3.18
Material Contracts	3.9(a)
Notice of Claim	9.5(a)
Owned Real Property	3.17
Pico	Preamble
Plans	3.13(a)
Purchase Price	2.5(a)

Real Property	3.19(a)
Real Property Leases	3.18
Related Persons	3.27
Representatives	8.3
Resolved Objections	2.7(d)(i)
Review Period	2.7(c)
Seller Indemnitees	9.3
Seller Permits	3.11(b)
Seller Plans	3.13(a)
Seller Trade Names	8.6(a)
Sellers	Preamble
Sellers Subject Matter	8.3
Space Leases	3.19(f)
SS Associates	1.1(oo)
Tramway Authorities	3.29(a)
Transferred Employees	5.1(a)
Unresolved Claims	9.6

ARTICLE II          ASSETS AND PURCHASE PRICE

2.1           Sale and Purchase of Assets.  At the Closing, upon the terms and subject to the conditions of this Agreement, Sellers shall sell, transfer, assign, convey and, as applicable, deliver (and with respect to ASC Resorts’ ownership interest in SP Land Company, LLC, cause ASC Resorts to sell, transfer, assign, convey and deliver), to the Buyer, and the Buyer shall purchase from Sellers, all of Sellers’ right, title and interest in, to and under the Assets, free and clear of any Liens, except for any Permitted Liens, by appropriate instruments of conveyance reasonably satisfactory to Buyer.

2.2           Assets.  The “Assets” consists of the following (unless an Excluded Asset) belonging to or intended to be used in the Business, whether tangible, intangible, real or personal and wherever located (with respect to assets of ASC only if they primarily relate to the Business):

(a)           Killington’s (i) 100% ownership interest in Killington Restaurants, Inc., a Vermont corporation (“KRI”), (ii) 50% ownership interest in Cherry Knoll Associates, LLC, (iii) one share of common stock of Uplands and (iv) 24% ownership interest in SP Land Company, LLC (collectively, the “Killington Interests”);

(b)           Pico’s 94% ownership interest in Uplands

(c)           ASC Resorts’ 1% ownership interest in SP Land Company, LLC (the “ASC LLC Interests”);

(d)           all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property;

(e)           all billed and unbilled accounts receivable and all correspondence with respect thereto, including without limitation, all trade accounts receivable, notes receivable from customers, vendor credits and accounts receivable from employees and all other obligations from customers with respect to sales of goods or services, whether or not evidenced by a note;

(f)            all prepayments, prepaid charges and expenses, including any prepaid rent and security deposits, if any, of Sellers in connection with the Leased Real Property;

(g)           all rights of Sellers under each Owned Property and Real Property Lease, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(h)           all Intellectual Property listed on Schedule 3.7(a) other than the Excluded Assets (the “Purchased Intellectual Property”);

(i)            all inventories, work in progress and supplies;

(j)            all machinery, equipment, automobiles and other vehicles, spare parts and supplies, computers and all related equipment, telephones, fixtures and all related equipment and all other tangible personal property;

(k)           all rights of Sellers under the Purchased Contracts including all claims or causes of action with respect to the Purchased Contracts;

(l)            all documents that are related to the Business, including documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees (to the extent permitted by law) and all files, customer files (to the extent permitted by law or privacy policies) and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of the premises referred to in clause (e) above, but excluding personnel files for Employees of Sellers who are not Transferred Employees;

(m)          all nonconfidential lists and records pertaining to customer accounts (whether past or current), suppliers, distributors, personnel and agents;

(n)           all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, except for any of the foregoing to the extent they relate to Excluded Assets or Excluded Liabilities;

(o)           except to the extent they relate to Excluded Assets or Excluded Liabilities, all books, records, ledgers, files, documents, correspondence, lists, studies and reports and other printed or written materials;

(p)           to the extent assignable, all Permits, including Environmental Permits, used by Sellers in the Business (which includes all Permits necessary to conduct the Business as currently conducted) and all rights and incidents of interest therein;

(q)           all rights of Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Former Employees, Employees and agents of any Seller or with third parties to the extent primarily relating to the Business or the Assets (or any portion thereof);

(r)            all rights of Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, sureties and contractors to the extent relating to products sold or services provided to Sellers primarily in connection with the Business or to the extent primarily affecting any Assets;

(s)           all cash on hand; and

(t)            all other assets of any kind or nature of each of Killington and Pico, other than the Excluded Assets.

2.3           Excluded Assets.  The following are “Excluded Assets” that will be retained by the Sellers:

(a)           the Sellers’ rights under or pursuant to this Agreement and the other Related Documents;

(b)           the Sellers’ general ledger, accounting records, minute books, statutory books and corporate seal, provided that Buyer shall be given copies of the general ledger and accounting records as such documents exist as of the Closing Date;

(c)           the Sellers’ personnel records and any other records that the Sellers are required by law to retain in its possession;

(d)           any right to receive mail and other communications addressed to the Sellers relating to the Excluded Assets or the Excluded Liabilities;

(e)           all rights existing under the Excluded Contracts;

(f)            any intercompany receivables of any kind or nature including, without limitation, any amounts due from Killington or Pico to ASC, acknowledging that any intercompany receivables of the Subsidiaries of the Sellers other than ASC (not including SP Land or SS Associates) are listed on Schedule 2.3(f);

(g)           the personal property listed on Schedule 2.3(g);

(h)           all bank accounts;

(i)            the internet domain names on Schedule 2.3(i); and

(j)            any assets and rights of any nature whatsoever in respect of, related to or resulting from any of the items described in this Section 2.3, inclusive, or any Excluded Liability, including, without limitation, any Income Tax refunds, credits or adjustments (or any rights thereto).

2.4           Assumed Liabilities and Excluded Liabilities.

(a)           Assumed Liabilities.  At the Closing, Buyer shall assume and shall agree to pay, defend, discharge and perform as and when due and performable the following specific Liabilities of the Sellers, except for Excluded Liabilities:

(i)            all Liabilities of the Sellers under the Purchased Contracts, including, without limitation, Liabilities under Season Passes and the Permits transferred to Buyer under Section 2.2(p), in each case that arise out of or relate to the period from and after the Closing Date; and

(ii)           all Liabilities with respect to the Business arising prior to the Closing Date to the extent explicitly contemplated with respect to employee compensation and benefits by Section 5.1 of this Agreement or otherwise included in the calculation of the Final Working Capital.

All of the Liabilities specifically described above in this Section  2.4(a) are individually and collectively referred to as the “Assumed Liabilities”.

(b)           Excluded Liabilities.  Buyer will not assume or be liable for any Excluded Liabilities.  “Excluded Liabilities” shall mean all Liabilities of Sellers arising out of, relating to or otherwise in respect of the Business on or before the Closing Date and all other Liabilities of Sellers other than the Assumed Liabilities, including:

(i)            all Excluded Taxes; and

(ii)           all Liabilities relating to or arising out of the Excluded Assets.

2.5           Payment at the Closing.

(a)           The aggregate purchase price for the Assets (the “Purchase Price”) shall be calculated as follows:

(i)            $83,500,000.00;

(ii)           less the value of the Season Passes determined pursuant to Section 2.6;

(iii)          plus or less the amount calculated pursuant to Sections 2.7, 2.8 (to the extent not already included in the adjustments under Section 2.7) and 2.9 (to the extent not already included in the adjustments under Section 2.7).

(b)           Payments by the Buyer.  At the Closing, subject to any withholding required by the Vermont Department of Taxes or the Vermont Department of Labor pursuant to Section 7.2(h), and subject to  Sections 7.2(k) and 7.2(l), the Buyer shall pay the Purchase Price less the Indemnity Escrow Amount (which shall be paid to the Escrow Agent) by wire transfer of immediately available funds to Sellers.

2.6           Season Pass Adjustment.  The Buyer shall receive a credit at Closing for the value of the Season Passes outstanding as calculated pursuant to the formula on Schedule 1.1(uu).

2.7           Working Capital Adjustments.  The Purchase Price shall be adjusted as follows:

(a)           Working Capital Adjustment.  No later than the fourth Business Day prior to the Closing Date, the Sellers shall prepare and deliver to the Buyer an officer’s certificate (prepared by Killington’s Chief Financial Officer), certifying as to the estimated Working Capital as of the close of business on the day preceding the Closing Date (the “Estimated Working Capital Amount”), which certificate shall be accompanied by a statement of the Estimated Working Capital Amount prepared from the books and records of the Sellers in accordance with GAAP and in a manner consistent with the preparation of the Year-End Financial Statements.  The Purchase Price payable at the Closing shall be increased, on a dollar for dollar basis, to the extent the Estimated Working Capital Amount is greater than $0 (e.g. a positive number), or decreased on a dollar for dollar basis, to the extent the Estimated Working Capital Amount is less than $0(e.g. a negative number).

(b)           As soon as practicable, but in any event within 60 days after the Closing Date, the Buyer shall cause to be prepared and delivered to Sellers a statement (the “Final Adjustment Certificate”) certifying the amount of Sellers’ Working Capital as of the close of business on the day preceding the Closing Date (the “Final Working Capital Amount”), prepared from the books and records of the Sellers in accordance with GAAP and in a manner consistent with the preparation of the Year-End Financial Statements.  The Final Adjustment Certificate shall certify the amount payable by the Sellers to Buyer, or by Buyer to the Sellers, pursuant to Section 2.7(f).

(c)           Upon receipt of the Final Adjustment Certificate, Sellers shall have the right during the succeeding 30-day period (the “Review Period”) to examine the Final Adjustment Certificate, and all books and records used to prepare such Final Adjustment Certificate.  If Sellers object that the Final Working Capital Amount was not calculated correctly, it shall so notify the Buyer in writing (such notice, a “Disagreement Notice”) on or before the last day of the Review Period, setting forth a specific description of Sellers’ objection and the amount of the adjustment to the Final Working Capital Amount which Sellers believe should be made.  Any such Disagreement Notice shall specify those items or amounts as to which Sellers disagree, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Final Adjustment Certificate and the calculation of the Final Working Capital Amount delivered pursuant to Section 2.7(b).  If no Disagreement Notice is delivered within the Review Period, the Final Adjustment Certificate shall be deemed to have been accepted by the parties hereto.  The Buyer will provide Sellers full access (during normal business hours and upon reasonable notice) to the books, ledgers, files, reports and operating records of the Sellers and the then current employees of the Sellers, and will fully cooperate in reviewing the Final Adjustment Certificate.

(d)           Dispute Resolution.

(i)            In the event that a Disagreement Notice is delivered in accordance with Section 2.7(c), the Buyer and Sellers shall attempt to resolve the objections set forth therein within 30 days of receipt of such Disagreement Notice.  The objections set forth in the Disagreement Notice that are resolved by the Buyer and Sellers in accordance with this Section 2.7(d)(i) shall collectively be referred to herein as the “Resolved Objections.”  The Final Working Capital Amount shall be adjusted to reflect any Resolved Objections.

(ii)           If the Buyer and Sellers are unable to resolve all the objections set forth in the Disagreement Notice within such 30-day period, they shall jointly appoint Ernst & Young (or any successor thereof) within five days of the end of such 30-day period (the “CPA Firm”).  The CPA Firm, acting as experts and not as arbitrators, shall review the objections set forth in the Disagreement Notice that are not Resolved Objections (collectively, the “Differences”).  The CPA Firm shall determine, based on the requirements set forth in this Section 2.7 and only with respect to Differences submitted to the CPA Firm, whether and to what extent the Final Working Capital Amount requires adjustment so as to be calculated in accordance with this Agreement.  The CPA Firm shall be instructed to make its determination within 15 days after its appointment.  The Buyer on the one hand, and Sellers on the other hand, shall each pay 50% of the fees and disbursements of the CPA Firm.  The Buyer and Sellers shall provide to the CPA Firm full cooperation.  The CPA Firm’s resolution of the Differences shall be conclusive and binding upon the parties, except in the case of manifest error.  The Differences as resolved by the CPA Firm in accordance with this Section 2.7(d)(ii) shall collectively be referred to herein as the “CPA-Determined Differences.”  The Final Working Capital Amount shall be adjusted to reflect any CPA-Determined Differences.

(e)           To the extent that the Final Working Capital Amount set forth in the Final Adjustment Certificate (after taking into account any Resolved Objections and CPA-Determined Differences) differs from the Estimated Working Capital Amount, the adjustment to the Purchase Price initially made pursuant to Section 2.7(a) shall be recalculated by the parties in accordance with Section 2.7(a) by using the Final Working Capital Amount, in lieu of the Estimated Working Capital Amount.

(f)            On the fifth day following (or, if not a Business Day, on the next Business Day) the latest to occur of (x) the 30th day following receipt by Sellers of the Final Adjustment Certificate, (y) the resolution by the Buyer and Sellers of all objections set forth in the Disagreement Notice, if any, and (z) the resolution by the CPA Firm of all Differences, if any, the recalculation required by Section 2.7(e) shall be made and the Buyer shall pay to Sellers the amount of any increase in the Purchase Price beyond that received by Sellers at the Closing, or Sellers shall return to the Buyer the excess amount of the Purchase Price initially received by Sellers at the Closing.  Such payment shall be made (i) in the case of a payment to the Buyer, by Sellers by wire transfer of immediately available funds to a bank account or accounts designated by the Buyer and (ii) in the case of a payment to Sellers, by the Buyer by wire transfer of immediately available funds to a bank account or accounts designated by Sellers.  Upon the completion of the process described above, if such process has resulted in a payment being owed to the Buyer and if Sellers fail to make such payments within five (5) business days after request from Buyer, Buyer shall be entitled to be paid such amount by release of funds from the Indemnity Escrow Account by Escrow Agent (to the extent there are sufficient funds in the Indemnity Escrow Account).

2.8           Adjustment for Taxes, Prepayments and Deposits.  Real property taxes, personal property taxes, other ad valorem taxes, any governmental levies, charges or assessments, utilities, water, sewer and any other charges attributable to the Resort for the fiscal year during which the Closing Date occurs as well as any other prepayments and deposits with respect to the Resort shall be prorated and adjusted as of the Closing Date.  If the real property taxes or personal property taxes for the fiscal year during which the Closing Date occurs are not finally determined, then such taxes for the immediately prior fiscal year shall be used for the purposes of prorating taxes on the Closing Date, with a further adjustment to be made after the Closing Date as soon as such taxes are finalized. Installments of special taxes or assessments with respect to the Resort which are payable for the fiscal period in which the Closing Date occurs shall be prorated as of the Closing Date.  Sellers’ and Buyer’s obligation to make post-Closing Date adjustments for taxes, prepayments and deposits shall survive the Closing.  Sellers’ obligations hereunder not funded separately by Sellers at Closing shall be deducted from cash payable to Seller at Closing and paid by Buyer.

2.9           Adjustment for Utilities.  Sellers shall cause all meters for electricity, gas, oil, water, sewer and other utility usage related to the Resort to be read on the Closing Date, and Sellers shall pay all charges for such utilities which have accrued on or prior to the Closing Date.  If the utility companies are unable or refuse to read the meters on the Closing Date, all charges for such utilities to the extent unpaid shall be prorated and adjusted as of the Closing Date based on the most recent bills therefor.  Sellers shall provide notice to Buyer at least three (3) Business Days before the Closing Date setting forth:  whether utility meters will be read as of the Closing Date; and a copy of the most recent bill for any utility charges which are to be prorated and adjusted as of the Closing Date.  If the meters cannot be read as of the Closing Date and, therefore, the most recent bill is used to prorate and adjust as of the Closing Date, then to the extent that the amount of such prior bill proves to be more or less than the actual charges for the period in question, a further adjustment shall be made after the Closing Date as soon as the actual charges for such utilities are available, which Buyer shall have read as soon as possible after the Closing Date.  Sellers’ and Buyer’s obligation to make such post-Closing Date adjustments for utilities shall survive the Closing. Sellers’ obligations hereunder not funded separately by Sellers at Closing shall be deducted from the Purchase Price payable to Sellers at Closing pursuant to Section 2.5 hereof.

2.10         Cooperation on Tax Matters.  Buyer and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

2.11         Allocation of Purchase Price.  The Assumed Liabilities and the Purchase Price shall be allocated as set forth on Schedule 2.11 (the “Allocation Schedule”).  No later than 30 days after the Closing Date, Buyer shall deliver to the Sellers a draft IRS Form 8594 prepared in accordance with the Allocation Schedule.  Each of Buyer and the Sellers shall timely file IRS Form 8594 in accordance with such draft IRS Form 8594 and shall file all other Tax Returns in a manner consistent with such draft IRS Form 8594 and the Allocation Schedule.  Neither Buyer nor the Sellers shall take any position for Tax purposes that is inconsistent with such draft IRS Form 8594 or the Allocation Schedule.

ARTICLE III         REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers jointly and severally represent and warrant to the Buyer as follows:

3.1           Organization and Qualification; Ownership Interest.

(a)           Killington is a corporation duly formed, validly existing and in good standing under the laws of Vermont and has all requisite power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted.

(b)           Pico is a corporation duly formed, validly existing and in good standing under the laws of Vermont and has all requisite power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted.

(c)           KRI is a corporation duly formed, validly existing and in good standing under the laws of Vermont and has all requisite power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted.

(d)           ASC is a corporation duly formed, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted.

(e)           Each Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

(f)            Schedule 3.1(f) of the Seller Disclosure Schedule sets forth the equity ownership as of the date hereof for the Non-Controlled Subsidiary and for each of KRI, Uplands and Cherry Knoll.

3.2           Binding Obligation.  The Sellers have all requisite corporate authority and power to execute and deliver this Agreement and the Related Documents to be executed by them in connection herewith.  This Agreement and such Related Documents have been or will be duly and validly authorized by all required corporate or stockholder action on the part of the Sellers and no other corporate or stockholder proceedings on the part of any of them are necessary to authorize this Agreement or the Related Documents.  This Agreement has been duly executed and delivered by the Sellers and, assuming that this Agreement constitutes a legal, valid and binding obligation of the Buyer, constitutes the legal, valid and binding obligation of the Sellers, enforceable against them in accordance with its terms, except to the extent that the enforceability thereof may be limited by:  (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity (the exceptions set forth in (i) and (ii), the “Enforceability Exceptions”).  ASC has received consent from a majority of the voting shares of ASC to the consummation  of the transaction contemplated by this Agreement, which consent shall be effective upon the satisfaction of the condition set forth in Section 7.3(e) of this Agreement.

3.3           No Default or Conflicts.  The execution and delivery of this Agreement and the Related Documents by the Sellers and the performance by them of their respective obligations hereunder and thereunder (a) does not and will not result in any violation of the certificate of incorporation or by-laws of any of the Sellers; (b) except as set forth in Schedule 3.3 of the Seller Disclosure Schedule, does not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contract (as defined below) to which any Seller is a party or by which it may be bound or to which its properties may be subject; and (c) assuming compliance with the matters referred to in Section 3.4, does not and will not violate any existing applicable Law material to the business of the Sellers or any Judgment of any Governmental Agency having jurisdiction over any of the Sellers or any of their respective properties in any material respect.

3.4           No Governmental Authorization or Consent Required.

(a)           Except as set forth on Schedule 3.4(a) of the Seller Disclosure Schedule and except for compliance with any applicable requirements of the HSR Act, the Vermont Public Service Board, and the Federal Communications Commission (the “FCC”), no authorization or approval or other action by, and no notice to or filing with, any Governmental Agency will be required to be obtained or made by any of Sellers in connection with the due execution and delivery by such Person of this Agreement and the consummation by such Person of the transactions contemplated hereby other than such authorizations, approvals, notices or filings with any Governmental Agency that, if not obtained or made, would not materially and adversely affect, impede or delay the Sellers’ ability to consummate the transactions contemplated by this Agreement and the Related Documents (in accordance with the terms of this Agreement) or which would not reasonably be expected to result in a Material Adverse Effect.

(b)           Except as contemplated by Section 3.4(a) or as set forth in Schedule 3.4(b) of the Seller Disclosure Schedule, no consents or approvals of, or notices or filings with any third party will be required to be obtained or made by any of the Sellers in connection with the due execution and delivery by such Person of this Agreement and the consummation by such Person of the transactions contemplated hereby other than such consents, approvals, notices and filings with third parties that if not made or obtained would not materially and adversely affect, impede or delay the Sellers’ ability to consummate the transactions contemplated by this Agreement and the Related Documents (in accordance with the terms of this Agreement) or which would not reasonably be expected to result in a Material Adverse Effect.  Buyer and Sellers acknowledge that pursuant to that certain contract for sale of land dated June 1, 1988 by and between Killington and Mountain Side Properties, Inc. (“MSP”), MSP has an option to purchase the parcel of land described in Exhibit B to such agreement (the “MSP Option Parcel”).  Killington shall use commercially reasonable efforts to get MSP to waive its option to purchase in connection with the transaction contemplated by this Agreement and any subsequent conveyance to an Affiliate of Buyer.  In the event that Killington can not obtain such waiver, Buyer shall be required to complete the transaction contemplated by this Agreement, subject to the terms and conditions hereof, without acquiring such land and without a reduction in the purchase price.  However, at Closing, Killington shall grant Buyer a recordable easement agreement with easement rights over the MSP Option Parcel necessary to conduct its business, shall agree not to sell or otherwise encumber the MSP Option Parcel without the consent of Buyer and agrees to assign to Buyer all of the proceeds of any sale of the MSP Option Parcel (after payment of actual out-of-pocket transaction costs incurred by Killington).  A Memorandum of this easement agreement, assignment of net sales proceeds and agreement not to sell or encumber will be recorded at Closing.  These covenants relating to the MSP Option Parcel shall survive closing of the transaction contemplated by this Agreement.

3.5           Financial Statements.

(a)           The Financial Statements fairly present, in all material respects, the financial position of the Resort, the results of its operations and cash flows for the periods indicated, all in conformity with GAAP applied on a consistent basis (except for the absence of (i) notes, and (ii) any allocation to the Sellers of liabilities in respect of the Sellers corporate general and administrative, marketing and sales, and information technology expenses.)  The Financial Statements have been accurately derived from the books and records of the Sellers (other than ASC), Uplands and KRI.

(b)           No Seller has any Liabilities of a nature required to be reflected in, reserved against or otherwise described in financial statements prepared in accordance with GAAP which are material in financial terms to the Business, as applicable, taken as a whole, other than (i) Liabilities reflected on the balance sheet included in the Interim Financial Statements, or (ii) Liabilities accruing after October 29, 2006 in the ordinary course of business consistent with past practice, none of which are material in amount or impose material long term obligations on the Business, or (iii) Liabilities included on Schedule 3.5(b) of the Seller Disclosure Schedule.

3.6           No Material Adverse Effect.  Since October 29, 2006 and as of the date hereof, there has not occurred a Material Adverse Effect with respect to the Business, or any event or condition that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, other than any adverse effect on the present or future operations of the Resort as a result of the weather and limited snow during the 2006-2007 ski season.

3.7           Intellectual Property.

(a)           Schedule 3.7(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, trademarks, service marks, copyright, patents and domain names which are registered to any Seller (other than ASC) or to ASC (if it solely relates to the Business) or for which applications for registration are currently pending in the name of such Seller (the “Intellectual Property”) and all material intellectual property license agreements to which any Seller (other than ASC) or ASC (if it solely relates to the Business) is a party.

(b)           (i) The Sellers own the Intellectual Property and own or possess adequate licenses or other valid rights to use, all United States patents, trademarks (registered or unregistered), trade names, service marks, copyrights and applications and registrations therefor, trade secrets and other intellectual property, whether or not subject to statutory registration or protection, which are material to the conduct of the Business as of the date hereof (together with the Intellectual Property, the “Intellectual Property Rights”), (ii) the validity of the Intellectual Property Rights and the title or rights to use thereof of the Sellers is not being challenged in any litigation to which the Sellers are a party, nor to the Knowledge of the Sellers, is any such litigation threatened, (iii) to the knowledge of the Sellers except as set forth on Schedule 3.7(b) of the Seller Disclosure Schedule and as of the date hereof, no products or services of the Business or the conduct of the Business materially infringes upon or otherwise violates the intellectual property rights of third parties, and (iv) to the Knowledge of the Sellers, no Person is materially infringing upon or violating any of the Intellectual Property Rights in each case, except as where such occurrence or event could not reasonably be expected to result in a Material Adverse Effect on the Business.

(c)           Except as disclosed in Schedule 3.7(c) of the Seller Disclosure Schedule, the Sellers have not sold or otherwise disposed of or transferred or granted, any interest in such Intellectual Property listed on Schedule 3.7(a) of the Seller Disclosure Schedule.

(d)           To the knowledge of the Sellers, the Sellers have valid licenses or other rights to use all material computer software programs which are used to operate the Business as currently conducted.

3.8           Compliance with Laws.  Except as set forth in Schedule 3.8 of the Seller Disclosure Schedule since January 1, 2003, the Business has not been, and is not being, conducted in violation of applicable Laws in any material respect.  As of the date hereof, except as set forth in Schedule 3.8 of Seller Disclosure Schedule, no investigation or material review by any Governmental Agency with respect to the Sellers is pending or, to the Knowledge of the Sellers, threatened in connection with the Business.  Except as set forth in Schedule 3.8 of the Seller Disclosure Schedule, the Sellers have not, as of the date hereof, received any notice or communication of any noncompliance with any such Laws in any material respect that has not been cured as of the date hereof; provided, however, that the Sellers make no representation or warranty in this Section 3.8 with respect to labor matters and ERISA and employee benefit laws or environmental matters or tax laws, which are addressed specifically elsewhere in this Agreement.  The representations and warranties in this Section 3.8 shall not apply to any matters relating to Environmental Laws which matters are exclusively addressed in the representations and warranties in Section 3.15 of this Agreement.

3.9           Contracts.

(a)           Schedule 3.9 of the Seller Disclosure Schedule lists or describes, as of the date hereof, and, except to the extent such delivery is not prohibited by the terms of such Contracts, the Buyer has been furnished copies of, all Contracts (x) to which any of the Sellers (other than ASC) is a party, (y) to which ASC is a party which specifically relate to the Resort, and (z) by which any of the Assets are bound, which (i) involve payments or other consideration in excess of $100,000 in any year; (ii) are contracts and other agreements with any current or former officer, director, equity holder or Affiliate of Sellers; (iii) are contracts and other agreements with any labor union or association relating to any current or former employee or employee group; (iv) provide for any partnership, joint venture or other similar arrangement; (v) relate to the acquisition or disposition within the past two (2) years of any material asset having a book value in excess of one hundred thousand dollars ($100,000) (whether by merger, sale of stock or sale of assets) other than the purchase and sale of inventory, equipment and other personal property in the ordinary course of business; (vi) provide for (a) the employment of any consultant or broker for a term that would exceed one (1) year from the date of the Closing and that are not terminable at will without penalty or (b) the employment of any independent attorney or accounting firm not terminable at will; (vii) would prohibit or limit in any material respect the Sellers from engaging in its present business; (viii) require the purchase of materials, inventories, services or supplies that have a remaining contractual term of more than one (1) year from the Closing and would require payments in the aggregate in excess of $100,000; (ix) are contracts to purchase personal property to which the Sellers are a party and provide for a purchase price of $100,000 or more; (x) provide for severance, retention, change in control or other similar payments that would be the responsibility of Buyer after Closing; (xi) relate to guaranty, surety or indemnification, direct or indirect, by any Seller, in each case to the extent related to the Assets or the Business; (xii) relate to (A) water use for snowmaking purposes, (B) zoning densities and developmental rights, and (C) water, sewer and disposal, in each case relating to the Business (except for water and sewer service agreements entered into in the ordinary course of business; or (xiii) are otherwise material or not made in the ordinary course of business consistent with past practice.  The Contracts described in this Section 3.9(a) are referred to as the “Material Contracts”.

(b)           Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of each Seller which is a party thereto, and to the knowledge of the Sellers of the other parties thereto.  With respect to all Material Contracts, no Seller nor, to the Knowledge of the Sellers, any other party to any such contract is in breach thereof or default thereunder in any material respect and the Sellers have not received written claim of material breach or default or written notice of termination thereunder, except for such breaches and defaults as to which requisite waivers or consents have been obtained.  Except as set forth on Schedule 3.9(b), Sellers and the Subsidiaries have, and will transfer to Buyer at the Closing, good and valid title to the Material Contracts (other than Excluded Contracts), free and clear of all Liens other than Permitted Liens.

3.10         Litigation.  Except as disclosed in Schedule 3.10 of the Seller Disclosure Schedule, there is no Litigation pending or, to the Knowledge of the Sellers, threatened against the Sellers, the Subsidiaries of the Sellers (other than ASC except to the extent it solely relates to the Assets), the Assets or the Resort that, with respect to each such Litigation (a) (i) is not covered by insurance or (ii) is covered by insurance and would reasonably be expected to result in a liability to the Sellers or the Subsidiaries of the Sellers in excess of $100,000 or $250,000 in the aggregate for all such Litigation or (b) would reasonably be expected to result in a material and adverse effect on Sellers’ ability to consummate the transactions contemplated by this Agreement.  Except as set forth on Schedule 3.10 of the Seller Disclosure Schedule, no Seller has received written notice that any Seller is subject to any material order, Judgment, injunction or decree of any Governmental Authority.

3.11         Approvals.

(a)           The Sellers have in full force and effect all material Approvals necessary for the operation of the Resort as of the date hereof (not including for this purpose any Approvals necessary for any future development or construction activity on any Real Property).  Since January 1, 2005, except as set forth on Schedule 3.11(a) of the Seller Disclosure Schedule, the Sellers have not received written notice of any material default under any such Approval.

(b)           Schedule 3.11(b) contains a list of all material Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted, including without limitation material Environmental Permits and Liquor Licenses (“Seller Permits”), other than those the failure of which to possess is not reasonably expected to have a Material Adverse Effect.  Each Seller currently has all Permits, and the Seller Permits constitute all Permits, which are required for the operation of the Business and the ownership or operation of the Real Property as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is immaterial.  Excluding matters relating to Environmental Permits which are covered in Section 3.15 hereof, no Seller and no Real Property is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit and there are no facts or circumstances which could form the basis for any such default or violation.  There is no Litigation pending or, to the Knowledge of the Sellers, threatened, relating to the suspension, revocation or modification of any of the Seller Permits.

3.12         Labor Matters.

(a)           Except as set forth on Schedule 3.12 of the Seller Disclosure Schedule, the Sellers are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the WARN Act, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and similar taxes.

(b)           As of the date hereof, there are no active or, to the Knowledge of the Sellers, threatened, strikes, work stoppages, boycotts or concerted labor actions against the Sellers.

(c)           Except as set forth on Schedule 3.12 of the Seller Disclosure Schedule, as of the date hereof, none of the Sellers has received written notice of any pending (i) proceedings under the National Labor Relations Act or before the National Labor Relations Board, (ii) grievances or arbitrations, or (iii) organizational drives or unit clarification requests, in each case against or affecting the Sellers.

(d)           None of the Sellers is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Employees of any of the Sellers.

3.13         Employee Benefit Plans.

(a)           Schedule 3.13 of the Seller Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option or other stock-related rights, severance, employment, change-in-control, fringe benefit, savings or thrift benefits, vacation benefits, cafeteria plan benefits, life, health, medical, or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits), employee assistance program, disability or sick leave benefits, worker’s compensation, supplemental unemployment benefits, insurance coverage (including any self-insured arrangements), post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), collective bargaining, bonus, incentive, deferred compensation, profit sharing, and all other employee benefit plans, agreements, programs, practices, policies or other arrangements, whether or not subject to ERISA and whether written or unwritten (collectively referred to as “Plans”), under which any employee, former employee, or consultant of the Sellers have any present or future right to benefits or which is entered into, sponsored, maintained, contributed to or required to be contributed to, as the case may be, by the Sellers or any ERISA Affiliate or under which the Sellers or any ERISA Affiliate has any present or future liability.  To the extent the Sellers sponsor, maintain, contribute to, are required to contribute to, or have any liability with respect to any such Plans, the same shall be collectively referred to as the “Seller Plans.”

(b)           With respect to each Seller Plan, the Buyer has been furnished access to a current and complete copy (or, to the extent no such copy exists, a description) thereof and all amendments thereto, and, to the extent applicable:  (i) any related trust agreement, annuity contract, or other funding instrument; (ii) the most recent IRS determination letter, if applicable; (iii) any summary plan description or other written description or interpretation thereof; (iv) for the three most recent plan years (a) the Form 5500 and attached schedules, (b) audited financial statements, (c) actuarial valuation reports and (d) attorneys’ responses to any auditor’s request for information; (v) any material correspondence and other materials submitted to or received from the IRS or Department of Labor in connection with any correction program with respect to the Seller Plans; and

(vi) all contracts and other service agreements with any third party administrators in connection with the Seller Plans.

(c)           Each Seller Plan has been established, maintained, and administered in accordance with its terms, and is in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Seller Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (and each related trust agreement, annuity contract, or other funding instrument) is so qualified and has received a favorable determination letter from the IRS as to its qualification, and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification; (iii) for each Seller Plan that is a “welfare plan” within the meaning of Section 3(1) of ERISA, neither the Sellers nor any ERISA Affiliate has or will have any liability or obligation under any plan which provides medical, death or other welfare benefits with respect to current or former employees of the Sellers beyond their termination of employment (other than coverage mandated by Law) and no condition exists which would prevent the Sellers from amending or terminating any such welfare plan; (iv) to the Knowledge of the Sellers, no event has occurred with respect to any Seller Plan that would subject the Sellers to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (v) to the Knowledge of the Sellers, no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code, other than any such transaction which is subject to an administrative or statutory exemption) has occurred with respect to any Seller Plan; (vi) neither the Sellers nor, to the Knowledge of the Sellers, any plan fiduciary of any Seller Plan subject to ERISA has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA; and (vii) each Seller Plan which is a “group health plan” as defined in Section 607(1) of ERISA has been operated in compliance with the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code, as well as with the provisions of any similar state law, at all times.

(d)           Except as set forth on Schedule 3.13 of the Seller Disclosure Schedule, neither the Sellers nor any ERISA Affiliate has ever (i) maintained, contributed to, or been obligated to contribute to any plan which is subject to Title IV or ERISA or the minimum funding requirements of Section 412 of the Code or (ii) contributed to, been obligated to contribute to, or incurred any liability to a Multiemployer Plan as defined in Section 3(37) of ERISA.

(e)           Except as set forth on Schedule 3.13 of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee of the Sellers to severance pay or to accelerate the time of payment or vesting of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Seller Plan or other agreement with such employee.

(f)            All contributions (including all employer contributions and employee salary reduction contributions) required by each Seller Plan or by any applicable Law or agreement to have been made under any Seller Plan to any fund, trust, or account established thereunder or in connection therewith have been made by the due date thereof, or the deadline for making such contribution has not yet passed.

(g)           None of the Seller Plans are “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA.  With respect to any of the Seller Plans which are self-insured welfare benefit plans, no claims have been made pursuant to any such plans that have not been paid (other than claims which have not yet been paid but are in the normal course of processing) and no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to any such plans where the liability could in the aggregate with respect to each such individual exceed $25,000 per year.

(h)           There is no Litigation pending or, to the Knowledge of the Sellers, threatened alleging any breach of the terms of any Seller Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any Seller Plan, nor to the Knowledge of the Sellers, any arbitration, proceeding or investigation.  To the Knowledge of the Sellers, neither the Sellers nor any ERISA Affiliate nor any of their respective directors, officers, employees or other fiduciaries (as such term is defined in Section 3(21) of ERISA) has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any Seller Plan.

(i)            The Sellers have not announced any plan or legally binding commitment to create any additional Seller Plans or to amend or modify any existing Seller Plan, except to the extent such amendment is made to reflect the requirements of applicable Law.

(j)            No event has occurred in connection with which the Sellers or any ERISA Affiliate or any Seller Plan, directly or indirectly, could be subject to any material liability (a) under any statute, regulation or governmental order relating to any Seller Plans or (b) pursuant to any obligation of the Sellers to indemnify any person against material liability incurred under any such statute, regulation or order as they relate to the Seller Plans.

(k)           Except as set forth on Schedule 3.13(k) of the Seller Disclosure Schedule, no event has occurred in connection with which the Sellers or any Seller Plan could be subject to any material liability with respect to any Plan maintained by an ERISA Affiliate.

3.14         Brokers.  No broker, finder or similar intermediary has acted for or on behalf of the Sellers or any of their Subsidiaries or Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Sellers or any of their Subsidiaries or Affiliates or any action taken by any such Person.

3.15         Environmental Compliance.

(a)           Except as set forth on Schedule 3.15 of the Seller Disclosure Schedule, (i) since January 1, 2003 and, to the Knowledge of the Sellers, at any time prior to such date, the operations of each Seller (other than ASC), and the operations of ASC as they relate to the Resort have been and are in compliance in all material respects at all times with all applicable Environmental Laws which compliance includes obtaining, maintaining and complying with all Environmental Permits required for the operation of the Business; (ii) there are no pending or, to the Knowledge of the Sellers, threatened material Environmental Claims (A) against any of the Sellers (other than ASC) and (B) against or related to the Resort; (iii) since January 1, 2003 and, to the Knowledge of the Sellers, at any time prior to such date, none of the Sellers has generated, treated, stored, transported, discharged, disposed of or released or cleaned up any Hazardous Substance on any property now or previously owned, leased or used by the Sellers (other than ASC) or at any other location in a manner which, to the Knowledge of the Sellers, is reasonably likely to result in material liability pursuant to Environmental Laws for any of the Sellers (with respect to ASC, only as it relates to the Business); (iv) no Hazardous Substance exists above ground and the Sellers do not store any Hazardous Substance in an underground storage tank in any property now owned, leased or used by the Sellers in connection with the Resort; and (vi) the Sellers have delivered or made available to the Buyer true, complete and correct copies of all material environmental reports, analyses, tests or monitoring in their possession or in the possession of the Sellers pertaining to any property owned or operated in connection with the Resort.

(b)           Except as set forth on Schedule 3.15 of the Seller Disclosure Schedule, since January 1, 2003 and, to the Knowledge of the Sellers, at any time prior to such date, there have been no discharges by the Sellers or the ASC Real Estate Affiliate of dredged or fill material into any waters of the United States, or any other activity, on or within property owned or operated by the Sellers in violation of the Clean Water Act, 33 U.S.C. 1344, and its implementing regulations (collectively, the “Clean Water Act”), other than discharges or activities which do not constitute material violations of existing permits (the “404 Water Permits”).

(c)           The Sellers have all material permits required under the Clean Water Act.  In addition, the Sellers have performed all material mitigation required by any Government Agency, and such mitigation has been approved by the applicable Governmental Agency.

(d)           Schedule 3.15 is deemed to include information explicitly disclosed in (i)(a) the environmental studies, Phase I reports or Phase II reports listed on Schedule 3.15(a) or (b) in environmental studies or reports  commissioned by Buyer, SP Land Company, LLC or E2M Partners or their Affiliates prior to Closing and (ii) (a) all storm water remediation reports listed on Schedule 3.15(a) or (b) all storm water remediation reports commissioned by Buyer, SP Land Company, LLC or E2M Partners or their Affiliates.

(e)           All environmental studies, Phase I reports, Phase II reports and storm water remediation reports in the possession of Sellers are listed on Schedule 3.15.  Sellers have not received any written notice of existing violations of Environmental Laws except as set forth on Schedule 3.15.

3.16         Insurance.

(a)           Schedule 3.16(a) of the Seller Disclosure Schedule sets forth as of the date hereof a description of each insurance policy (the “Insurance Policies”) of the Sellers.  Except as noted on Schedule 3.16(a) of the Seller Disclosure Schedule and as of the date hereof, (i) all Insurance Policies are in full force and effect and all premiums due and payable thereof have been paid in full and will not in any way be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or the Related Documents, (ii) there are no pending claims in excess of $100,000 under any Insurance Policy as to which the respective insurers have denied coverage and (iii) since November 6, 1997, the Sellers have been fully insured for worker’s compensation claims.  None of the Sellers has received any notice from any insurance company since January 1, 2003 of such insurance company’s intention not to renew any such Insurance Policy or materially increase the premiums thereunder.

(b)           Schedule 3.16(b) of the Seller Disclosure Schedule sets forth a true and correct list of any pending worker’s compensation claims not covered by insurance.

3.17         Owned Real Property.  Schedule 3.17 of the Seller Disclosure Schedule is a complete and accurate list of all interests in real property owned by the Sellers and Grand Summit Resort Properties, Inc. or which will be owned by the Sellers on the Closing Date that will be conveyed to Buyer (the “Owned Real Property”).

3.18         Leased Real Property.  Schedule 3.18 of the Seller Disclosure Schedule is a complete and accurate list of all leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”) under which the Sellers use or occupy any real property that will be conveyed to Buyer, including without limitation, real property owned by the State of Vermont (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property”).  The Sellers have delivered to the Buyer true and correct copies of the Real Property Leases.  Except as set forth in Schedule 3.18 of the Seller Disclosure Schedule, each Real Property Lease is in full force and effect and neither the Sellers nor, to the Knowledge of the Sellers, any other party to such Real Property Lease is in breach in any material respect thereof or default in any material respect thereunder.  Each Seller has a valid leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Liens.

3.19         Real Property.

(a)           The Leased Real Property and the Owned Real Property (the “Real Property”) is all of the real property that the Sellers own or occupy (or will own or occupy on the Closing Date) for use in the Resort.

(b)           The Sellers own or will, on the Closing Date, own good and marketable fee title to the Owned Real Property and good and valid leasehold interests in the Leased Real Property, subject only to Permitted Liens and Liens to be released on or before the

Closing Date, except for any Liens on Leased Real Property imposed by the fee owner thereof that is not in violation of the terms of the applicable Real Property Lease.  The foregoing representation (a) shall not be construed in any event to relate to the fee interest in any Leased Real Property and (b) shall be deemed deleted after the Closing Date provided the title insurance policy and/or endorsement is issued to the Buyer providing full insurance coverage therefore as of the Closing Date but only with respect to matters insured against by such title policy.

(c)           Except as set forth on Schedule 3.19(c) of the Seller Disclosure Schedule, the Sellers have not received written notice regarding any of the following (except for matters previously resolved):  (i) any dispute from any contiguous property owners concerning contiguous boundary lines, or (ii) any claims of others to rights over, under, across or through any of the Real Property by virtue of use or prescription.

(d)           The Sellers have previously delivered to the Buyer copies of the most recently issued real and personal (including vehicles) property tax assessments and tax bills, if any, for the Sellers’ 2004, 2005 and 2006 (if available) fiscal years for all property owned or leased by the Sellers.

(e)           Except as set forth on Schedule 3.19(e) of the Seller Disclosure Schedule, all Owned Real Property is free from agreements creating an obligation to sell, lease, use or grant a third party option to sell, lease or use.

(f)            Schedule 3.19(f) of the Seller Disclosure Schedule sets forth, as of the date hereof, all material leases, subleases and licenses (collectively, the “Space Leases”) granting to any Person other than the Sellers any right to the possession, use, occupancy or enjoyment of the Real Property or any portion thereof.  Each Space Lease is valid, binding and in full force and effect, and neither the Sellers nor, to the Knowledge of the Sellers, any other party to such Space Lease is in material breach thereof or default thereunder.

(g)           Except as set forth in Schedule 3.19(g) of the Seller Disclosure Schedule, none of the Sellers has received notice of and there is no pending or, to the Knowledge of the Sellers, as of the date hereof, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof, nor any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(h)           All chairlifts, gondolas, buildings and other improvements, access roads and ski-runs used in connection with the Resort, each as listed on the surveyor certificate attached as Exhibit A hereto, are located either on (i) the Owned Real Property, (ii) valid easements owned by the Sellers which allow the existence,  operation and maintenance of the applicable, chairlifts, gondolas, buildings, improvements or ski-runs, or (iii) land leased by the Sellers pursuant to valid leases which allow the existence, operation and maintenance of the applicable, chairlifts, gondolas, buildings, improvements or ski-runs.  The foregoing representation shall be deemed deleted after the Closing Date provided affirmative title insurance coverage or title insurance endorsement is issued to Buyer (at

Sellers’ cost) providing full insurance coverage therefore as of the Closing Date but only with respect to matters insured against by such title policy, coverage or endorsement.

(i)            None of the Real Property is subject to regulation by the U.S. Forest Service, and no Permits are, nor are required to be, issued by the U.S. Forest Service to any Seller with respect to any Real Property.

(j)            The Real Property constitutes all interests in real property currently used, occupied or currently held for use by Sellers in connection with the Business.  The Real Property is not subject to any leases, rights of first refusal or options to purchase or rights of occupancy except the Space Leases set forth on Schedule 3.19(f) or otherwise disclosed on the title reports obtained by Buyer.

(k)           Sellers have delivered to Buyer true and correct copies of all maps and surveys with respect to all of the Real Property in Sellers’ possession or control.

3.20         Personal Property.  The Sellers own, or have a valid lease or license with respect to, the material tangible personal property (including without limitation ski lift systems and snowmaking equipment and systems) which is necessary for the operation of the Business substantially in the same manner as currently conducted, free and clear of all Liens other than Permitted Liens.

3.21         Tax Matters.

(a)           All Tax Returns required to be filed by or on behalf of the Sellers, Uplands and KRI and to the Knowledge of the Sellers, on behalf of the Non-Controlled Subsidiary with respect to the Business have been properly prepared and timely filed and all such Tax Returns are correct and complete in all material respects.  All material Tax Returns required to be filed by or with respect to the Sellers after the date hereof and on or before the Closing Date shall be properly prepared and timely filed, in a manner consistent with prior years (except where any inconsistency is required by applicable laws and regulations) and applicable laws and regulations.  All Taxes payable by or on behalf of the Sellers and the Subsidiaries of the Sellers other than ASC and to the Knowledge of the Sellers, the Non-Controlled Subsidiary with respect to the Business have been fully and timely paid.  With respect to any period for which Taxes are not yet due or owing, each of the Subsidiaries of the Sellers other than ASC and to the Knowledge of the Sellers, the Non-Controlled Subsidiary, Seller has made due and sufficient accruals for such Taxes in its Financial Statements and its books and records.

(b)           The Sellers and the Subsidiaries of the Sellers other than ASC and to the Knowledge of the Sellers, the Non-Controlled Subsidiary, have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes with respect to the Business and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid over under all applicable Laws.

(c)           Neither the Sellers and the Subsidiaries of the Sellers other than ASC nor to the Knowledge of the Sellers, the Non-Controlled Subsidiary, have waived any statute of limitations in respect of any Taxes with respect to the Business or agreed to any extension of time with respect to any material assessment or Tax deficiency.

(d)           With respect to all Tax Returns of the Sellers and the Subsidiaries of the Sellers other than ASC and to the Knowledge of the Sellers, the Non-Controlled Subsidiary, with respect to the Business, (i) no audits are in progress and no extensions of time (other than automatic extensions of time) are in force with respect to any date on which any Tax Return was or is to be filed and no waivers or agreements are in force for the extension of time for the assessment or payment of any Tax; and (ii) there are no unassessed deficiencies proposed or threatened in writing or as to which the Sellers have Knowledge based upon personal contact with any agent of a Taxing Authority against the Sellers and the Subsidiaries of the Sellers other than ASC or to the Knowledge of the Sellers, the Non-Controlled Subsidiary and all deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, any Seller or to the knowledge of the Sellers, the Non-Controlled Subsidiary have been fully paid.

(e)           No issue has been raised by written inquiry of any Taxing Authority, which, by application of the same principles, would reasonably be expected to affect the Tax liability of Buyer, Uplands, KRI or to the Knowledge of Seller the Non-Controlled Subsidiary, or any of their affiliates in any taxable period (or portion thereof) ending after the Closing Date.

(f)            There are no powers of attorney with respect to any Tax matter currently in force that would, in any manner, bind, obligate or restrict Buyer, Uplands, KRI or to the Knowledge of Seller, the Non-Controlled Subsidiary.

(g)           Neither the Sellers and the Subsidiaries of the Sellers other than ASC nor to the Knowledge of the Sellers, the Non-Controlled Subsidiary have executed or entered into any written agreement with, or obtained or has a pending application for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Taxing Authority, relating to material Taxes of the Business, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law.

(h)           None of the Sellers, the Subsidiaries of the Sellers other than ASC nor to the Knowledge of Sellers, the Non-Controlled Subsidiary, have participated in any way in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(i)            To Sellers Knowledge, at all times since inception, the Non-Controlled Subsidiary has been properly treated as a partnerships for Tax purposes and none of the LLCs has made an election, by IRS Form 8832 or otherwise, to be treated as a corporation or has been a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(j)            Except as set forth on Schedule 3.21(j), neither the Sellers nor, to the Knowledge of the Sellers, the Subsidiaries of the Sellers other than ASC or the Non-controlling Subsidiaries, have agreed to and, to the Knowledge of the Sellers, neither the Sellers, the Subsidiaries of the Sellers other than ASC nor the Non-Controlled Subsidiary are required to make any adjustments pursuant to Section 481(a) of the Code by reason of a change in accounting method or otherwise for any Tax period for which the applicable federal statute of limitations has not yet expired.

(k)           Except as may be disclosed on the title report delivered to Buyer, there are no material Liens for Taxes upon the assets or properties of the Sellers (other than ASC except with respect to the Resort), except for statutory Liens for current Taxes not yet due and except for Taxes, if any, as are being contested in good faith for which appropriate reserves have been established in accordance with GAAP.

3.22         Not a Foreign Person.  None of the Sellers is a “foreign person” within the meaning of Section 1445 of the Code.

3.23         OFAC.  None of Sellers is (x) a person or entity described in Section 1 of Executive Order 132224 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 Federal Register 49,079, September 24, 2001 or (y) engages in any dealings or transactions or is otherwise associated with any such person(s) or entity(ies).  None of the Sellers is an individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).  For purposes of this paragraph “Government List” means any of (a) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (b) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (c) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

3.24         Killington Interests.  Killington owns the Killington Interests free and clear of all liens and has delivered to Buyer true, complete and correct copies of the organizational documents for the entities to which the Killington Interests pertain.

3.25         ASC LLC Interests.  ASC Resorts owns the ASC LLC Interests free and clear of all liens and Sellers have delivered to Buyer true, complete and correct copies of the organizational documents for the entities to which the ASC LLC Interests pertain.

3.26         Title and Sufficiency; Assets.

(a)           The Sellers own and have good title to each of the Assets, free and clear of all Liens (other than, with respect to all Assets other than the LLC Interests and the ASC LLC Interests, Permitted Liens).  Except as set forth in Schedule 3.26(a), the Assets constitute all of the assets used in or held for use in the Business and constitute all assets that are necessary and sufficient for Buyer to conduct the Business from and after the Closing Date without interruption and in the ordinary course of business in the manner conducted immediately prior to the Closing.  Except as set forth in Schedule 3.26(a), no Affiliate of any Seller owns, uses or has any interest in any asset used or held for use in the Business.

3.27         Certain Ski-related Representations.

(a)           Except as set forth on Schedule 3.27(a), the Sellers have no obligations, commitments, agreements or arrangements, to provide free, fixed-rate, or reduced-rate ski tickets or passes, club memberships, goods, materials, accommodations or services of any nature whatsoever to any person or party in connection with the conduct of the Business and operations at the Resort or the use or ownership of the Assets, or agreements to restrict prices or increase prices thereof.

(b)           Schedule 3.27(b) sets forth a list of all holders of “lifetime” and “honorary” ski passes and similar rights and privilege for use of Resort facilities or accommodations (“Lifetime Passes”).

(c)           Schedule 3.27(c) lists the total dollar amount of all gift certificates and gift cards and identifies the types of other vouchers, passes, coupons ad other instruments issued by Sellers.

3.28         Related Persons.  Except as set forth on Section 3.28 of the Seller Disclosure Letter, as of the date hereof, and as immediately after the Closing, none of the Assets, including Intellectual Property, used in the Business is or will be owned, or leased from a third party by ASC or any of its Affiliates.  Section 3.28 of the Seller Disclosure Letter sets forth a true and complete list of all material Contracts to which the Sellers (other than ASC), on the one hand, and ASC or any of its Subsidiaries (other than Sellers), on the other hand, are party to..

3.29         Gondolas and Ski Lifts.

(a)           Except as set forth on Schedule 3.29(a) of the Seller Disclosure Schedule, the Resort has not had, in the past two (2) ski seasons up to the date hereof, (i) any passenger incidents (excluding any such incidents involving personal injury or death) and (ii) any such incidents involving personal injury or death, in each case, that required reporting to any Governmental Agency of the State of Vermont (collectively, the “Tramway Authorities”) or under any other applicable Laws.

(b)           Except as set forth on Schedule 3.29(b) of the Seller Disclosure Schedule, as of the date hereof, each gondola and ski lift operated by the Resort complies in all material respects with Laws of the Tramway Authorities.  There are no material defects or conditions affecting any gondola or ski lift operated by the Resort which are “grandfathered” under the Tramway Authorities or any applicable Laws.

3.30         Water Rights.  Schedule 3.30 of the Seller Disclosure Schedule identifies, as of the date hereof, all sources of water (other than natural snowfall) used by the Resort for snowmaking purposes during the 2005-2006 ski season setting forth the estimated annual amounts used from each source.

3.31         No Undisclosed Liabilities.  None of Uplands, KRI, nor to the Knowledge of the Sellers, the Non-Controlled Subsidiary has any Indebtedness or Liabilities (whether or nor required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) that are specifically reflected in, fully reserved against or otherwise described in the balance sheet included in the Interim Financial Statements, or (ii) that have been incurred in the ordinary course of business since July 31, 2006.

3.32         NO OTHER REPRESENTATIONS.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SPECIFICALLY CONTAINED IN THIS ARTICLE III OR IN ANY CERTIFICATE DELIVERED BY THE SELLERS PURSUANT TO THIS AGREEMENT, NO SELLER NOR ANY OTHER PERSON  MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO EITHER THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CONDITION (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE BUSINESS OR THE SELLERS.  IN ADDITION, EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE III, NONE OF THE SELLERS MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE BUYERS, INCLUDING IN ANY “DATA ROOMS,” IN CONNECTION WITH ANY MANAGEMENT PRESENTATIONS, OR IN CONNECTION WITH ANY OTHER MATTER (INCLUDING, WITHOUT LIMITATION, THE PROVISION OF ANY BUSINESS OR FINANCIAL ESTIMATES AND PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS OR FORECASTS)).

3.33         CONDITION OF THE BUSINESS.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III AND WITHOUT LIMITING THE PROVISIONS OF SECTION 3.33, THE ASSETS ARE BEING SOLD IN THEIR “AS IS” CONDITION, AND NO SELLER MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO SUCH ASSETS, INCLUDING ANY REPRESENTATION OR WARRANTY (A) AS TO THE FUTURE SALES OR PROFITABILITY OF THE BUSINESS AS IT WILL BE CONDUCTED BY THE BUYER OR (B) ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE.  ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE SELLERS.

3.34         INDEPENDENT INVESTIGATION.  THE BUYER HEREBY ACKNOWLEDGES AND AFFIRMS THAT IT HAS CONDUCTED AND COMPLETED ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE RESORT THAT IT HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE RESULTS OF OPERATIONS, CONDITION (FINANCIAL AND OTHERWISE) AND PROSPECTS OF THE RESORT AS IT HAS DEEMED NECESSARY OR APPROPRIATE, THAT IT HAS HAD THE OPPORTUNITY TO REQUEST ALL INFORMATION IT HAS DEEMED RELEVANT TO THE FOREGOING FROM THE SELLERS AND SELLERS AND HAS RECEIVED

RESPONSES IT DEEMS ADEQUATE AND SUFFICIENT TO ALL SUCH REQUESTS FOR INFORMATION, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY IT HAS RELIED SOLELY ON (A) ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE RESORT AND (B) THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS CONTAINED IN THIS AGREEMENT.

ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to Sellers as follows:

4.1           Organization of the Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as presently owned or conducted.

4.2           Power and Authority.  Buyer has the requisite authority and power to execute and deliver this Agreement and the Related Documents and to perform the transactions contemplated hereby.  All company action on the part of the Buyer necessary to approve or to authorize the execution and delivery of this Agreement and the Related Documents and the performance by the Buyer of the transactions contemplated hereby and thereby has been or, with respect to the Related Documents, will be duly taken.  This Agreement has been duly executed and delivered by the Buyer and, assuming that this Agreement constitutes a legal, valid and binding obligation of the Sellers, constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

4.3           No Conflicts.  Except as may be required under the HSR Act, neither the execution nor delivery by the Buyer of this Agreement and the Related Documents nor the performance by the Buyer of the transactions contemplated hereby and thereby, shall:

(a)           conflict with or result in a breach of any provision of the limited liability company agreement or certificate of formation of Buyer;

(b)           violate any existing applicable Law by which any Buyer or any of its properties is bound, which violation would reasonably be expected to have a material adverse effect on the ability of such Buyer to pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein;

(c)           require any consent, approval, authorization or other order or action of, or notice to, or declaration, filing or registration with, any Person other than any such consent, approval, authorization, order, action, notice, declaration, filing or registration the absence of which would not reasonably be expected to have a material adverse effect on the ability of such Buyer to pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein; or

(d)           conflict with or result in a breach of any of the terms or provisions of, or constitute a default under any material contact to which any Buyer is a party or by which it may be bound or to which a material portion of its properties may be subject, other than such of the foregoing matters which would not reasonably be expected to have a material adverse effect on the ability of such Buyer to pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein.

4.4           Litigation.  There is no Litigation pending or, to the knowledge of the Buyer, threatened against Buyer or any of its properties or assets which seeks to restrain, enjoin or prevent the consummation of this Agreement or any of the transactions contemplated hereby.

4.5           Brokers.  No broker, finder or similar intermediary has acted for or on behalf of Buyer or its Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with any Buyer or its Affiliates or any action taken by Buyer or its Affiliates.

4.6           Availability of Funds.  The Buyer has, or will have on or prior to Closing, cash available or borrowing facilities or unconditional, binding funding commitments, true and complete copies of which have been provided to the Sellers, in each case that are sufficient to enable them to consummate the transactions contemplated by this Agreement and the Related Documents.

4.7           No Divestitures.  To the knowledge of Buyer, none of the businesses or operations of the Buyer or any of its Subsidiaries or use or ownership of assets or interests in connection with such businesses or operations would reasonably be expected, in connection with and in anticipation of the consummation of the transactions contemplated hereby, to result in such Buyer being required to divest itself or hold or operate separately any of its assets or result in any other materially burdensome condition to such Buyer or Sellers.

4.8           NO OTHER REPRESENTATIONS.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE BUYER SPECIFICALLY CONTAINED IN THIS ARTICLE IV OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT BY THE BUYER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO EITHER THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CONDITION (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE PARENT OR THE BUYER.  IN ADDITION, EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE IV, THE BUYER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE SELLERS, INCLUDING IN ANY “DATA ROOMS,” IN CONNECTION WITH ANY MANAGEMENT PRESENTATIONS, OR IN CONNECTION WITH ANY OTHER MATTER (INCLUDING, WITHOUT LIMITATION, THE PROVISION OF ANY BUSINESS OR FINANCIAL ESTIMATES AND PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS OR FORECASTS)).

ARTICLE V          EMPLOYEES AND EMPLOYEE-RELATED MATTERS

5.1           Employment Matters.

(a)           Transferred Employees.  Prior to the Closing, Buyer shall deliver, in writing, an offer of employment (on an “at will” basis) to all employees of Killington, Pico and the employees of ASC who are listed on Schedule 5.1(a)) (collectively, “Employees”) to commence such employment immediately upon the Closing Date, at the same salary and wage rates in effect with respect to such Employees immediately prior to Closing.  Notwithstanding the foregoing, Buyer shall not be obligated to offer employment to the Employees listed on Schedule 5.1(b).  Individuals who accept such offer of employment by the Closing Date are hereinafter referred to as the “Transferred Employees.”  Subject to applicable Laws, (i)  until the later of (x) June 1, 2007 and (y) the date which is sixty (60) days after the Closing Date or, with respect to each Transferred Employee classified as a full-time year round employee who works less that twelve (12) months per year (not including vacation and other paid time off), such earlier date on which such Transferred Employee’s employment with the Sellers terminates each year in the ordinary course (each such date the “Employee Retention Date”), Buyer shall not dismiss without cause any or all Transferred Employees that are classified as full-time year round employees, nor change the terms and conditions of their employment as in effect immediately following the Closing (including compensation and employee benefits provided to them) and (ii) on and after the Employee Retention Date, Buyer shall have the right to dismiss any or all Transferred Employees at any time, with or without cause and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).  The Buyer acknowledges and agrees that, with respect to the ski season of 2006-2007, Buyer (and any successor or assign) shall be obligated to honor any reciprocal benefits offered to employees of Affiliate Resorts, including, without limitation, ski privileges at the Resort, and ASC acknowledges and agrees that, with respect to the ski season of 2006-2007, ASC shall be obligated to honor any reciprocal benefits offered to Transferred Employees at the Resort, including, without limitation, ski privileges at Affiliate Resort.

(b)           Excluded Employees.  Any Employee who is not offered employment by Buyer prior to Closing or who does not accept an offer of employment by Buyer and commence work with Buyer immediately after the Closing, in each case pursuant to Section 5.1(a), is hereinafter referred to as an “Excluded Employee.”

5.2           Standard Procedure.  Pursuant to the “Standard Procedure” provided in section 5 of Revenue Procedure 2004-53, I.R.B. 2004-34, (i) Buyer and the applicable Seller shall report on a predecessor/successor basis as set forth therein, (ii) Sellers will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Buyer will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by the Buyer that includes the Closing Date, excluding the portion of such year that such Employee was employed by any Seller.

5.3           Benefit Plans.

(a)           Benefits.  As soon as reasonably practicable following the Closing, and until the applicable Employee Retention Date, except as set forth on Schedule 5.3(a), Buyer shall provide the Transferred Employees with benefits under Buyer’s medical, dental and 401(k) plans (“Buyer Plans”) which benefits shall be, in the aggregate, comparable to those benefits the provided by the Sellers to the Transferred Employees under Sellers’ medical, dental and 401(k) plans, respectively, immediately prior to the date hereof.  For all purposes of any Buyer Plans in which Transferred Employees participate after the Closing Date, the Buyer shall, subject to applicable Law and to the provisions of each such Buyer Plan, credit such Transferred Employees for prior service with the Sellers and their Affiliate (except where such recognition would result in a duplication of benefits).  Subject to applicable Law and to the provisions of Buyer’s medical plan, Buyer shall waive the applicable waiting period under such plan with respect to the Transferred Employees participating therein.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring any compensation or employee benefit plans, programs or arrangements to continue to be maintained by Buyer with respect to the Transferred Employees for any specified period after the Closing Date.

(b)           Accrued Vacation.  Buyer shall credit the Transferred Employees with all accrued and unused vacation prior to Closing and with time and service credit in determining vacation accrual following the Closing.

(c)           COBRA.  Sellers shall be exclusively responsible for complying with COBRA with respect to their Employees and Former Employees (including the Transferred Employees) and their qualified beneficiaries by reason of any such Employees’ termination of employment with Sellers, and Buyer shall not have any obligation or liability to provide rights under COBRA on account of any such termination of employment.

(d)           Vesting of Seller Employee Benefit Plan Benefits.  Effective as of the Closing Date, Sellers shall cause the tax-qualified pension and 401(k) plans in which Transferred Employees were eligible to participate immediately prior to the Closing Date to fully vest such employees’ accrued benefit through the Closing Date thereunder.

ARTICLE VI         CLOSING

6.1           Sellers’ Closing Deliveries.  At closing, Sellers will deliver, or cause to be delivered, the following:

(a)           Vermont Warranty Deeds conveying good and marketable title to the Owned Real Property, subject only to the Permitted Liens;

(b)           Counterparts of an Assignment and Assumption of each Real Property Lease;

(c)           Counterparts of an Assignment and Assumption of each Space Lease;

(d)           Counterparts of an Assignment and Assumption of the Purchased Contracts;

(e)           A bill of sale conveying the personal property;

(f)            An affidavit of the non-foreign status for each Seller that complies with Section 1445 of the Code;

(g)           A customary Seller’s mechanic’s lien/parties-in-possession affidavit;

(h)           Counterparts of an Assignment and Assumption of the Capital Leases;

(i)            Assignment of the ASC LLC Interests;

(j)            Assignment of the Killington Interests;

(k)           The Escrow Agreement, duly executed by the Sellers;

(l)            A gap indemnity acceptable to the title company;

(m)          Duly executed assignments of the registrations and applications included in the Purchased Intellectual Property, in a form reasonably acceptable to Buyer and suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent foreign agency and state agencies, as applicable, and general assignments of all other Purchased Intellectual Property;

(n)           A trade name cessation certificate for each of the trade names set forth on Schedule 6.1(p), duly executed by the applicable Sellers, for filing with the appropriate state and federal agencies;

(o)           A copy of the amendment to the Articles of Incorporation of each of Killington and Pico certified by the Secretary of State of the State of Vermont and evidence of all other appropriate filings (reasonably satisfactory to Buyer) so as to cause the names of such entities to be different from, and not confusing with, its current name, and so that the Buyer may adopt such names or file to conduct business under such names, and thereafter conduct its business under such names;

(p)           A Vermont property transfer tax return, Vermont land gains tax return and Vermont non-resident withholding return in connection with the transfer of the Owned Real Property and the Real Property Leases (if the assignment of such Real Property Leases constitutes a transfer of land under Vermont state law);

(q)           All instruments and documents necessary to satisfy the condition set forth in Section 7.2(d) hereof.

(r)            A copy of the title to each of the motor vehicles set forth on Schedule 6.1(t);

(s)           Copies of all consents, waivers and approvals referred to in Section 7.2(j) including execution of reasonable estoppel certificates by lessors under the Real Property Leases set forth on this Schedule 6.1(u);

(t)            ASC shall cause Grand Summit Resort Properties, Inc. to convey to Buyer any interest it may have in any real or tangible property (including, but not limited to, any interest in the commercial condominium unit in the Grand Summit Hotel), which comprises part of the Resort and (ii) its entire interest in Uplands;

(u)           The Transition Services Agreement, in a form (and with terms and conditions) mutually acceptable to the parties hereto addressing the post closing obligations set forth in Sections 8.13 and 8.21 hereof, any post closing obligations with respect to shared IT systems and the short term agreement of the Buyer to make available to Sellers certain of Buyer’s employees who perform certain payroll services for Buyer (the “Transition Services Agreement”), provided however, if the parties  have not executed the Transition Services Agreement on or prior to Closing, (i) the delivery of such Transition Services Agreement shall not be a condition to either parties obligation to perform hereunder and each party hereto shall continue to negotiate in good faith to complete and deliver the Transition Services Agreement post Closing and (ii) none of the Sellers shall have the right to extend the ASC Lease pursuant to Section 8.4(v) or otherwise;

(v)           A list of all individuals who have experienced an “employment loss” (as defined under the WARN Act) with respect to any Seller (provided that, with respect to ASC, only in respect of those individuals whose employment is primarily related to the Business) within the ninety (90) day period prior to the Closing Date; and.

(w)          such other documents as Buyer or its title agent may reasonable request to effectuate the transaction contemplated by this Agreement including without limitation seller affidavits, survey affidavits, gap indemnities and tax affidavits.

6.2           Buyer’s Closing Deliveries.  At closing, Buyer will deliver the following:

(a)           The Purchase Price;

(b)           Counterparts of an Assignment and Assumption of each lease of Leased Real Property;

(c)           Counterparts of an Assignment and Assumption of each Space Lease;

(d)           Counterparts of an Assignment and Assumption of the Purchased Contracts;

(e)           Counterparts of an Assignment and Assumption of the Capital Leases;

(f)            The Assignment and Assumption Agreement, duly executed by Buyer;

(g)           A release from SP Land of all obligations, claims or liabilities of Sellers or American Skiing Company Resort Properties Inc.;

(h)           The Transition Services Agreement, duly executed by Buyer; and

(i)            such other documents as Buyer may reasonable request to effectuate the transaction contemplated by this Agreement.

6.3           Closing Date.  Subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII hereof, and subject to Article X hereof, the Closing, unless the parties otherwise agree, shall be held at 10:00 a.m. on the day which is five (5) Business Days following the day on which the last to be fulfilled or waived of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) is satisfied or waived, at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109.

ARTICLE VII       CONDITIONS TO CLOSING

7.1           Mutual Conditions of Buyer and Seller to Close.  The obligations of the Buyer and Sellers to be performed at the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a)           HSR Approvals.  All Approvals required under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated.

(b)           VT Approval for Lease.  The State of Vermont has consented to the assignment of the November 10, 1960 lease, as amended, between Killington and the State of Vermont to Buyer.

(c)           Capital Leases.  The lessors under the Capital Leases have consented to the assignment of the Capital Leases to Buyer.

7.2           Conditions to Obligations of Buyer to Close.  The obligations of the Buyer to be performed at the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a)           Representations and Warranties; Compliance with Covenants.  The representations and warranties of the Sellers contained herein qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that are expressly limited by their terms to an earlier date, which representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of such earlier date).  The Sellers shall have performed and complied in all material respects with all covenants and agreements required hereby to be performed or complied with by them on or prior to the Closing Date and Buyer shall have received copies of such resolutions and other documents evidencing the performance thereof as Buyer may reasonably request.  Sellers shall have delivered to the Buyer a certificate, dated the date of the Closing and signed by an officer of Sellers, to the foregoing effect.

(b)           No Material Adverse Effect.  Since the date hereof, there has occurred no change, effect, condition, event or circumstance which has had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Business.

(c)           No Injunction.  No Judgment has been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement and no Litigation is pending that would reasonably be expected to result in such a Judgment.

(d)           Release of Liens.  On or prior to Closing, the release of (i) all Liens securing the ASC-Level Financings and (ii) all Liens (other than Permitted Liens) securing monetary obligations to the extent such obligations are not included in the calculation of the Estimated Working Capital Amount.  In the event that at the Closing any Lien shall exist that (a) is not a Permitted Lien, (b) would result in the failure of the conditions of the Buyer to consummate the transactions contemplated hereby and (c) can be removed immediately by the payment of a liquidated sum of money, at the option of Sellers, the Buyer shall be obligated to consummate the Closing, notwithstanding the existence of such Lien, so long as Sellers shall apply (and provide evidence reasonably satisfactory to Buyer of such application) such portion of the Purchase Price as may be necessary to discharge such Lien and shall obtain releases, in recordable form as applicable, promptly thereafter.

(e)           Seller’s Closing Deliveries.  The Sellers have delivered the Sellers’ closing deliveries to the Closing listed in Section 6.1.

(f)            Settlement of Accounts.  On or prior to the Closing Date, all of the accounts payable and other obligations owing from the Sellers to ASC or any of its Affiliates shall have been cancelled or forgiven and, following the Closing Date, the Sellers shall have no obligation or liability in respect thereof.

(g)           Loans.  The lender under the ASC-Level Financing has delivered or committed to deliver into escrow at Closing a release of the liens under the ASC-Level Financing.

(h)           Tax Clearance.  There shall have been received from each Tax Authority to which application has been made pursuant to or in accordance with this Agreement, including the Vermont Department of Labor and the Vermont Department of Taxes, Tax Clearance Certificates (or instructions authorizing the Buyer to proceed with the Closing upon the withholding of a portion of the Purchase Price) in form and substance reasonably satisfactory to Buyer. If the Sellers are not able to obtain the certificate described in 21 VSA § 1322(b) on the Closing Date, the Buyer shall be entitled to withhold from the amount paid to Sellers pursuant to Section 2.5(b) an amount reasonably calculated to satisfy the obligations of the Sellers to the Vermont Department of Labor for unemployment compensation contributions accrued from the last calendar quarter for which contributions have been paid through the date of Closing. Upon Buyer’s receipt of notice from the Vermont Department of Taxes authorizing the Buyer to pay to Sellers that portion of the Purchase Price withheld by Buyer at the request of the Vermont Department of Taxes, or upon delivery by Sellers to Buyer of the certificate described in 21 VSA § 1322(b), Buyer shall pay to Sellers, as applicable, that portion of the Purchase Price withheld in accordance with this Section 7.2(h).

(i)            Permits.  Buyer shall have obtained, by using commercially reasonable efforts, with Sellers cooperation as requested, the issuance, reissuance or transfer of the permits listed on Schedule 7.2(i).

(j)            Approvals.  Sellers shall have obtained those consents, waivers and approvals referred to in Section 3.4(a) hereof in a form reasonably satisfactory to the Buyer and shall have obtained the additional consents, waivers and approvals set forth on Schedule 7.2(j).

(k)           Vermont Non-Resident Withholding Tax.  Sellers shall have provided to Buyer a certificate complying with the provisions of 32 V.S.A. §5847; provided that, Seller may, in its sole discretion, elect to satisfy the requirements of this Section 7.2(k) by having Buyer withhold from the payment of the Purchase Price to be paid at Closing an amount equal to two and one-half percent (2½%) of the Purchase Price, which amount Buyer shall pay, on behalf of the Sellers to the Vermont Department of Taxes.

(l)            Vermont Land Gains Tax.  Sellers shall have executed and delivered to Buyer such Land Gains Tax forms as may be required by the State of Vermont.  If real property of the Seller has been owned for less than six (6) years (“LGT Property”),  Seller shall have paid the Vermont Land Gains Tax, if any, and provided evidence thereof to the reasonable satisfaction of Buyer.  In addition, with respect to LGT Property, Sellers shall have provided a certificate complying with the provisions of 32 V.S.A. § 10007 or proof to the reasonable satisfaction of Buyer that the transactions contemplated under this Agreement are exempt from Vermont Land Gains Tax; provided that, Seller may, in its sole discretion, elect to satisfy the requirements of this sentence by having Buyer withhold from the payment of the Purchase Price to be paid at Closing an amount equal to ten percent (10%) of the Purchase Price applicable to the LGT Property, which amount Buyer shall pay, on behalf of the Sellers, to the Vermont Department of Taxes.

(m)          Title Commitment.  Provided that Buyer has taken all customary and necessary actions for the issuance of the title policy satisfying those certain requirements listed in the Title Commitments in respect of the Owned Real Property within the control and reasonably required to be satisfied on the part of Buyer, the title company shall have committed and be prepared to deliver contemporaneously with the Closing an Owner’s Policy of Title Insurance (half of the premium of which shall be paid the Sellers (excluding endorsement costs) and the other half of the premium of which shall be paid by the Buyer) in accordance with the Title Commitments and with no exceptions to title other than the Permitted Liens.  Sellers hereby covenant to satisfy all requirements listed in the Title Commitments within the control of and required to be satisfied on the part of Sellers, including without limitation all actions required to be performed by Sellers, pursuant to this Agreement.

(n)           CORIS and WRMS.  Buyer shall have entered into a license agreement with Licensor (as such term is defined in that certain Software License Agreement with Steamboat Ski and Resort Corporation attached hereto as Exhibit 7.2(n) (the “CORIS/WRMS Agreement”)), as contemplated under the last sentence of Section 1(c)of the CORIS/WRMS Agreement and Licensor shall have agreed to provide the same maintenance and support for such systems as provided to the Sellers pursuant to the CORIS/WRMS Agreement at an annual cost not to exceed $130,000.00.

7.3           Conditions To Obligations Of The Sellers To Consummate The Transaction.  The obligations of the Sellers to be performed at the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a)           Representations and Warranties; Compliance with Covenants.  The representations and warranties of the Buyer contained herein qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that are expressly limited by their terms to an earlier date, which representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of such earlier date).  The Buyer shall have performed and complied in all material respects with all covenants and agreements required hereby to be performed or complied with by them on or prior to the Closing Date.  The Buyer shall have delivered to Sellers a certificate, dated the date of the Closing and signed by an officer of the Buyer, to the foregoing effect.

(b)           No Injunction.  No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement and no Litigation shall be pending that would reasonably be expected to result in such a Judgment.

(c)           Approvals.  All Approvals required under the HSR Act for the consummation of the transaction contemplated by this Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated.

(d)           Buyer’s Closing Deliveries.  Buyer has delivered the Buyer’s closing deliveries to the Closing listed in Section 6.2.

(e)           Information Statement.  Twenty days shall have passed since the date that ASC mailed an information statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 seeking approval of the transaction contemplated by this

Agreement (an “Information Statement”) to its shareholders.  ASC covenants that it will promptly submit a draft Information Statement to the Securities and Exchange Commission and shall promptly send such Information Statement to its shareholders after (a) the Securities and Exchange Commission declines review of such Information Statement or (b) if the Securities and Exchange Commission does review and comment on such Information Statement, to diligently pursue finalization of such Information Statement and mail such Information Statement promptly thereafter.

ARTICLE VIII                   COVENANTS

8.1           Regulatory Filings, etc.

(a)           As soon as practicable after the date hereof (and in any event no later than 10 Business Days after the date hereof), the parties hereto shall make or cause to be made all filings with the appropriate Governmental Agencies of the information and documents required of each of them or contemplated by the HSR Act and the FCC and make application for all required Approvals thereunder with respect to the transactions contemplated by this Agreement.  The parties hereto shall keep each other apprised of the status of any communications with, and inquiries or requests for information from, such Governmental Agencies, in each case, relating to the transactions contemplated hereby.  The parties hereto shall each use their respective commercially reasonable best efforts to comply as expeditiously as possible in good faith with all lawful requests of the Governmental Agencies for additional information and documents pursuant to such Laws.

(b)           Not later than ten (10) days prior to the Closing Date, Sellers shall notify the Vermont Department of Labor of the proposed sale in accordance with 21 V.S.A. § 1322(b).  Not later than ten (10) days prior to the Closing Date, Buyer shall notify the Commissioner of the Vermont Department of Taxes of the proposed sale in accordance with 32 V.S.A. § 3260(a).

8.2           Injunctions.  If any court having jurisdiction over any of the parties hereto issues or otherwise promulgates any restraining order, injunction, decree or similar order which prohibits or otherwise materially restricts the consummation of any of the transactions contemplated hereby or by any Related Document, the parties hereto shall use their respective commercially reasonable efforts in good faith to have such restraining order, injunction, decree or similar order dissolved or otherwise eliminated as promptly as possible and to pursue the underlying Litigation diligently and in good faith.  Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.2 shall limit the respective rights of the parties to terminate this Agreement in accordance with the terms of Article X.

8.3           Access to Information.  Between the date of this Agreement and the Closing Date, the Sellers shall, and shall cause their Affiliates (to the extent reasonably required) to, upon reasonable request by the Buyer, provide the Buyer and their employees, counsel, accountants and other representatives and advisors (collectively, the “Representatives”) full access, during normal business hours on reasonable notice (and at such other times as any Buyer reasonably requests) and under reasonable circumstances, to any and all premises, properties, Contracts, commitments, books and records and other information exclusively of or relating to the Business (the “Sellers Subject Matter”); provided, however, that the Sellers shall use their respective commercially reasonable efforts to provide to the Buyer any such information that does not relate exclusively to the Sellers Subject Matter to the extent such information can be segregated without undue effort from information relating to the Sellers or their Affiliates and that is not otherwise confidential or of a competitive nature; provided, further, that such access may be limited to the location at which the relevant information is normally maintained and shall not unreasonably interfere with the operations of the Sellers or its Affiliates.

8.4           No Extraordinary Actions by the Sellers.  In each case except as disclosed on Schedule 8.4 of the Seller Disclosure Schedule, or consented to or approved in writing by the Buyer, or contemplated by this Agreement or the Related Documents from the date hereof until the Closing:

(a)           Killington and Pico shall conduct their business, and all of the Sellers (with respect to ASC, solely with respect to the Business) shall conduct the Business, in the ordinary course and substantially in accordance with its past policies and procedures;

(b)           ASC shall not amend or otherwise change the Articles of Incorporation of the Sellers;

(c)           ASC shall not permit Killington or Pico to admit, or undertake to admit, any new stockholders;

(d)           The Sellers shall not cause any of the Assets to be subject to any consensual Lien other than Permitted Liens and shall cause any non-consensual Lien to be removed at or prior to Closing if such Lien is not a permitted Lien and the aggregate cost to remove all such non-consensual Liens does not exceed two million dollars ($2,000,000);

(e)           Sellers shall not sell, transfer or otherwise dispose of or agree to dispose of, or acquire or agree to acquire, any material assets in each case, except in the ordinary course of the Business consistent with past practice;

(f)            except in the ordinary course of business consistent with past practice and except for Material Contracts expiring pursuant to their terms, Sellers shall not, cancel, terminate, materially amend or fail to perform all of the Sellers’ material obligations under any Material Contract;

(g)           Sellers shall not enter into any Material Contract except contracts entered into in the ordinary course of business consistent with past practice;

(h)           Sellers shall not enter into any employment agreements or amend any Seller Plan, except (i) as required to comply with changes in applicable law and (ii) in the ordinary course of business consistent with past practice;

(i)            Sellers shall not except pursuant to existing Seller Plans, pay, loan or advance any amount to, or sell, transfer or lease, any property or asset (whether real,

personal, tangible or intangible) to, or enter into agreement, arrangement or transaction with any of the employees, directors or partners of the Sellers;

(j)            Sellers shall not fail to take such action as may be reasonably necessary to maintain, preserve, renew and keep in full force and effect all material licenses, permits, registrations and franchises of the Sellers in all respects;

(k)           Sellers shall maintain insurance at presently existing levels for the Sellers so long as such insurance is available on commercially reasonable terms;

(l)            Sellers shall not enter into any material agreement with any local, state or federal government or agency that affects the Resort;

(m)          Sellers shall not enter into any consulting agreement or sponsorship agreement requiring the payment of $100,000 or more or having a term of one year or more that affects the Resort;

(n)           Sellers shall not take any action with respect to, or make any material change in its accounting or Tax policies or procedures, except as may be required by changes in generally accepted accounting principles upon the advice of its independent accountants or as required by the SEC or any securities exchange;

(o)           Neither the Sellers nor the Subsidiaries of the Sellers other than ASC shall (i) make, change or revoke any material Tax election or settle or compromise any material Tax claim or liability, or enter into a settlement or compromise, or change (or make a request to any Taxing Authority to change) any material aspect of their methods of accounting for Tax purposes, or (ii) prepare or file any Tax Return (or any amendment thereof) with respect to the Business unless such Tax Return shall have been prepared in a manner consistent with past practice;

(p)           Sellers shall maintain (A) all of the assets and properties of, or used by, Sellers relating to or in connection with the Business in their current condition, ordinary wear and tear and sales in the ordinary course of operating the Business excepted, and (B) insurance upon all of such assets and properties of Sellers in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(q)           Sellers shall not (A) increase the salary or other compensation of any director or Employee of any Seller except for normal annual increases in the ordinary course of business, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee or director, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, Employees, agents or representatives of Sellers or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of Sellers (or amend any such agreement) to which any Seller is a party;

(r)            Sellers (except for ASC) shall not acquire any material properties or assets except in the ordinary course of business;

(s)           Sellers shall not sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Assets (except as to Assets not comprising the Real Property, for fair consideration in the ordinary course of business) of any Seller;

(t)            Sellers (other than ASC) shall not enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(u)           Sellers shall not enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Buyer, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(v)           Sellers shall not terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease or Personal Property Lease, other than in the ordinary course of business or (B) Approval or Permit (acknowledging that subject to the provisions of Section 6.1(u) Sellers may extend the term of the existing Lease with ASC (as successor in interest to ASC East, Inc.) for the lower floor of the so-called Lower Administration Building (the “ASC Lease”) for up to an additional year on the same terms and conditions);

(w)          Sellers shall not grant or issue (i) any lifetime ski passes or (ii) except in the ordinary course of business, other coupons for use of the facilities or accommodations related to the Business:

(x)            Sellers shall not take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding the consummation of the transactions contemplated by this Agreement; and

(y)           agree to do anything prohibited by this Section 8.4.

8.5           Commercially Reasonable Efforts; Further Assurances.

(a)           Upon the terms and subject to the conditions hereof (including without limitation, Sections 8.2), the Sellers and the Buyer each agree to use their respective commercially reasonable efforts in good faith to take or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Articles VII are satisfied and to consummate and make effective the transactions contemplated by this Agreement and the Related Documents insofar as such matters are within their respective control.

(b)           Except as otherwise expressly provided for in this Agreement, the parties hereto shall provide such information and cooperate fully with each other in making such applications, filings and other submissions which may be required or reasonably necessary in order to obtain all approvals, consents, authorizations, releases and waivers as may be required under this Agreement and the Related Documents as conditions to the parties’ Closing obligations.  Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates shall be required to pay any amounts in connection with obtaining any approval, consent, authorization, release or waiver, other than for approvals under the HSR Act, which costs, fees and expenses shall be the responsibility of the Buyer.

(c)           Except as otherwise expressly provided for in this Agreement, the parties hereto shall promptly take all actions necessary to make each filing, including any supplemental filing, which either of them may be required to make with any Governmental Agency as a condition to or consequence of the consummation of the transactions contemplated by this Agreement or any Related Document.

(d)           On or prior to the Closing the parties hereto shall execute and deliver to each other the Related Documents.

(e)           The Sellers shall, to the extent permitted by applicable Law, use their commercially reasonable efforts to assist and cooperate with the Buyer in making such arrangements as would permit the continued sales of alcoholic beverages by the Buyer at the Resort following the Closing and pending the issuance of new liquor licenses to the Buyer reflecting the transactions contemplated by this Agreement, including assisting with transfer applications.

(f)            ASC agrees to honor its existing agreements with the owners in the Resort’s rental management program with regard to reciprocal rights at other ASC ski resorts through the end of the 2006/2007 ski season, and the Buyer agrees to honor existing agreements of ASC and its Affiliates with owners in the rental management programs at Other ASC Resorts with regard to reciprocal rights at the Resort through the end of the 2006/2007 ski season.  The parties agree to act in good faith to renegotiate these reciprocal rights for periods after the 2006/2007 ski season.

(g)           The Buyer agrees to honor Seller’s obligations under Seller’s multi-resort passes, multi-resort single day tickets (known as “MeTickets”) and single-day complimentary lift ticket vouchers (issued in accordance with past practices) in each case through the end of the 2006/2007 ski season.  ASC will collect the funds related to MeTickets and regularly reimburse the Buyer for honoring such obligations in an amount equal to the face value of the MeTicket redeemed at the Resort.  The Buyer also agrees to honor Seller’s obligations under gift cards issued by Sellers prior to the Closing and ASC will regularly reimburse the Buyer for Seller issued gift cards and gift certificates to the extent redeemed at the Resort after the Closing.  Each of ASC and the Buyer will provide access to its systems to the other party to enable it to track the usage of such cards, tickets and passes.  The manner of reimbursement and access described above shall be agreed upon in good faith by ASC and the Buyer.

(h)           Subject to compliance by the Sellers with any proprietary rights, confidentiality or similar regulations or agreements, the Sellers shall transfer, or shall cause to be transferred, to the Buyer, at or prior to the Closing, all data and all right, title and interest to such data that relate exclusively to the Resort and is maintained in electronic format by ASC or any of its Affiliates, including, without limitation, marketing data and customer lists; provided, however, that the Sellers shall use their respective commercially reasonable efforts to transfer to the Buyer  any such data that does not relate exclusively to the Resort to the extent such data can be segregated from information relating to the Sellers or their Affiliates (other than the Resort) and that is not otherwise subject to a proprietary rights, confidentiality or similar agreement; provided, further, that Sellers shall be entitled to retain all such information for their own use (in addition to transferring it to the Buyer).

(i)            Seller shall use commercially reasonable efforts to obtain the approval or consent of TMG Associates with respect to the assignment by Killington to Buyer of all of the Killington’s ownership interest in SS Associates and (ii) the consent of the landlord under the Ski Shack lease to the assignment of such lease to Buyer.  Such consent shall not be a condition to Closing.

8.6           Use of Names; Name Change.

(a)           As soon as reasonably practicable after the Closing (and in no event later than sixty (60) days after the Closing Date), the Buyer shall cease to use any written materials, including, without limitation, labels, packing materials, letterhead, advertising materials and forms, which include the words identified on Schedule 8.6(a) of the Seller Disclosure Schedule (collectively, the “Seller Trade Names”); provided, however, that the Buyer may use inventory, application forms, product literature and sales literature (but not letterhead, business cards or the like), trail maps, signs or the like, each as in existence as of the Closing Date, until the earlier of the exhaustion of such materials or the close of the 2006-2007 ski season; provided, further, that in connection with the use or display of any Seller Trade Names in any mailed or distributed materials, the Buyer shall use their commercially reasonable efforts to include a statement (after consulting with Sellers) to the effect that assets of the Sellers have been sold to the Buyer and that the use or display of any Seller Trade Name is related to the sale transition and does not in any manner indicate the endorsement or sponsorship by, or any connection with the Sellers.  Except as specifically provided herein, Buyer agrees that it shall not hereafter adopt or use any trade name, trademark or service mark incorporating any of the Seller Trade Names or any trade name, trademark or service mark likely to indicate endorsement or sponsorship by, or any connection with, ASC or any of its Affiliates, including the name or mark “American Skiing” or any name or mark similar thereto.

(b)           As soon as commercially reasonably practicable after the closing (and in no event later than sixty (60 days after the date hereof), the Sellers shall, and shall cause their Affiliates to, cease to use any written materials, including labels, packing materials, letterhead, advertising materials and forms, which include the words identified on Schedule 8.6(b) Seller Disclosure Schedule (collectively, the “Buyer Trade Names”); provided, however, that Sellers and its Affiliates may use inventory, application forms, product literature, sales literature (but not letterhead, business cards or the like), trail maps, signs and the like, each as in existence as of the Closing Date, until the earlier of the exhaustion of such materials or the close of the 2006-2007 ski season.  Except as specifically provided herein, the Sellers agree that they and their Affiliates shall not hereafter adopt or use any trade name, trademark or service mark incorporating any of the Buyer Trade Names or any trade name, trademark or service mark likely to indicate endorsement or sponsorship by, or any connection with, any Buyer or any of its Affiliates.

8.7           Confidentiality; Publicity.  Each party shall hold, and shall use its commercially reasonable efforts to cause its employees, agents and Affiliates to hold, in strict confidence all information concerning the other parties or their Affiliates furnished to it by such other Persons, as if originally a party thereto who was required to keep information confidential except that the Sellers shall maintain such information with respect to the Sellers as confidential only to the extent such information is specific to the Sellers and does not relate to the operations of ASC or any of their Affiliates following the Closing Date.  Any release to the public of information with respect to the matters contemplated by this Agreement (including any termination of this Agreement) shall be made only in the form and manner approved jointly by Sellers and the Buyer, provided that if a party is required by law to make any disclosure concerning such matters, such party shall discuss in good faith with the other party the form and content of such disclosure prior to its release to the extent permitted by Law (but such release shall not require the prior approval of the other parties).

8.8           Transition.  Without limiting the agreements set forth in Sections 8.9 and Article X, for a period of six (6) months following the Closing Date, Sellers shall cooperate in good faith to effect an orderly transition in the operation of the Resort, provided, that neither party shall be required to expend any funds or enter into any contractual commitments in performing its obligations under this Section.

8.9           Access to Records After the Closing.  The Sellers and the Buyer recognize that subsequent to the Closing they may have information and documents which relate to the Sellers, the Resort, its employees, its properties and Taxes and to which the other party may need access subsequent to the Closing.  Each such party shall provide the other such party and its Representatives full access, during normal business hours on reasonable notice (and at such other times as such other party reasonably requests) and under reasonable circumstances, to all such information and documents, and to furnish copies thereof, which such other party reasonably requests.  The Buyer and the Sellers agree that prior to the destruction or disposition of any such books or records pertaining to the Sellers at any time within three (3) years  after the Closing Date (or, in any matter involving Taxes, within seven (7) years after the Closing Date), each such party shall provide not less than thirty (30) calendar days prior written notice to the other such party of any such proposed destruction or disposal.  If the recipient of such notice desires to obtain any such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal.  Such notice must specify the documents which the requesting party wishes to obtain.  The parties shall then promptly arrange for the delivery of such documents.  All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party.  Notwithstanding any provision of this Agreement or the Related Documents to the contrary, in no event shall the Sellers or their

Affiliates be required to provide the Buyer with access to or copies of the Sellers’, or their Affiliates’ Tax Returns to the extent such Tax Returns do not relate to either the Sellers or the Business and in no case shall the Buyer have any right to review any Tax Returns other than pro forma Tax Returns of the Sellers.

8.10         No Hire.

(a)           Unless and until this Agreement shall have been terminated pursuant to Section 10.1 and for a period of 12 months after any such termination, the Buyer shall not directly or indirectly solicit for employment or employ or cause to leave the employ of the Sellers any individual that is serving such time as (i) an officer of Sellers or its Affiliates or (ii) any employee of Sellers or its Affiliates with whom you have had contact, or who is specifically identified to you, during your investigation of the Sellers and the Resort, in each case without obtaining the prior written consent of Sellers; provided that Buyer may make general solicitations for employment not specifically directed at Sellers or its Affiliates or their respective employees and employ any person who responds to such solicitations.

(b)           For a period from the date hereof to the first anniversary of the Closing Date, the Sellers shall not and shall cause their respective directors, officers, employees and Affiliates not to: (i) cause, solicit, induce or encourage any Transferred Employees to leave employment with Buyer, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former customer of any Seller or their Subsidiaries and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

8.11         Interim Operations of the Buyer.  Prior to the Closing, unless the Sellers have otherwise consented in writing thereto, the Buyer shall not:

(a)           take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding the consummation of the transactions contemplated by this Agreement;

(b)           directly or indirectly authorize any of, or commit or agree, in writing or otherwise, to take any action or actions which would make the representation of the Buyer set forth in this Agreement untrue or incorrect in any material respect; and

(c)           enter into any binding agreement to do any of the foregoing.

8.12         Substitute Capital Leases.  The Sellers and the Buyer shall use their commercially reasonable efforts to cause the Capital Lease Lenders to agree to accept the Substitute Capital Leases and, in the event of such agreement, the Buyer shall execute and deliver to the Capital Lease Lenders, at or simultaneously with the Closing, the Substitute Capital Leases; provided, however, that if any Capital Lease Lender requires the payment of a fee or other consideration for accepting a Substitute Capital Lease, the Sellers shall, at their election and expense, either (i) pay such fee or other consideration or (ii) elect to prepay such Capital Lease, and with respect only to clause (ii) shall be reimbursed by Buyer for such cost within sixty (60) days of Seller incurring such cost.

8.13         Rental Equipment.  Following the Closing, ASC shall permit the Buyer, at its option, to use all items of ski and snowboard rental equipment utilized by the Sellers prior to the Closing which is subject to a lease with ASC or any of its Affiliates at a cost equal to ASC’s or such Affiliate’s cost under the applicable leases therefor, through the end of the 2006/2007 ski season; provided that in no event shall any payments made by Buyer under this Section 8.13 be duplicative of payments called for elsewhere in this Agreement, including in respect of Capital Leases and Substitute Capital Leases.

8.14         Promotional Contracts.  Following the Closing, the Buyer agrees honor ASC’s obligations under the Contracts set forth on Schedule 8.14.  To the extent that ASC asks Buyer to honor such obligations beyond the 2006/2007 season, Buyer shall receive its proportionate share of the benefits from each such contract, such proportionate share to be determined by providing Buyer with an amount equal to the product of (i) benefits under such agreements and (ii) a fraction whose numerator is skier visits to the Resort for the 2006-2007 ski season and whose denominator is skier visits for the 2006/2007 season for all resorts subject to such promotional agreement.

8.15         Space A Program.  ASC agrees to, and agrees to cause its Affiliates to, honor its and their existing agreements under the Space-A Program with regard to reciprocal rights at ASC Other Resorts through the end of the 2006/2007 ski season, and the Buyer agrees to honor ASC’s existing agreements under the Space-A Program with regard to reciprocal rights at the Resort through the end of the 2006/2007 ski season.

8.16         Liquor Licenses.  Sellers shall cooperate with Buyer in transferring the liquor licenses used in the Resort operations to Buyer.

8.17         Compliance with Laws.  The Sellers shall provide the Buyer with prompt written notice upon (a) the Sellers obtaining Knowledge of the commencement of any investigation or review by any Government Authority with respect to the Resort, the Sellers or the sale of the Assets, or (b) receipt of any notice or communication of any noncompliance with any applicable Laws in any material respect.

8.18         Updating of the Schedules.  Prior to Closing, the Sellers shall be obligated to update all of the Schedules promptly to correct any material inaccuracy in any such Schedule (other than to reflect actions or omissions which do not constitute a violation of the covenants contained in this Agreement occurring after the date of this Agreement and that would not reasonably be expected to have a Material Adverse Effect on the Resort).  Notwithstanding the foregoing, any such modification or update of the Schedules shall be disregarded and have no effect (a) for the purpose of determining whether any condition to the Closing set forth in ARTICLE VII of this Agreement has been satisfied or (b) for the purpose of determining whether the Buyer is entitled to indemnification under ARTICLE IX.

8.19         No Solicitation.  Unless and until this Agreement shall have been terminated pursuant to Article X, none of the Sellers shall directly or indirectly through any partner, officer,

director, employee, agent, Affiliate or otherwise solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of its officers, directors, employees, agents and Affiliates) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding a Competing Transaction.  The Sellers shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any Competing Transaction.

8.20         Monthly Financial Statements.  As soon as reasonably practicable, but in no event later than 30 days after the end of each calendar month during the period from the date hereof to the Closing, Sellers shall provide Buyer with (i) unaudited monthly financial statements and (ii) operating or management reports (such reports to be in the form prepared by Sellers in the ordinary course of business) of (A) Killington and Pico, consolidated with their respective Subsidiaries, and (B) each Seller (other than Killington and Pico and their respective Subsidiaries) to the extent primarily related to the Assets or the Business, in each case for such preceding month.

8.21         Third Party Contracts and Cross Default Provisions.

(a)           The parties agree that, to the extent that ASC or any of its Affiliates provides the Sellers (other than ASC) the ability to receive services or use assets that the Sellers (other than ASC) prior to the Closing receives or uses pursuant to a contract of ASC or any of its Affiliates with a third party (including, but not limited to, those contracts listed on Schedule 8.14, operating leases and the rental equipment described in Section 8.13), the parties will cooperate with each other to directly enter into a new contract with such third party with respect to such services or assets to the extent the Buyer desires to continue to receive such services from, or use such assets of, such third party after the Closing, which cooperation shall be deemed to include, without limitation, ASC requiring a third party, to the extent it has the power to do so under any such contract, to split such contract into two separate contracts, one with ASC or its Affiliate and the other with the Buyer. The parties agree that, to the extent that the Sellers (other than ASC) provide ASC and any of its Affiliates (other than the Sellers (other than ASC) prior to the Closing the ability to receive services or use assets that ASC or any of its Affiliates (other than the Sellers (other than ASC) receives or uses pursuant to a contract of the Sellers (other than ASC) with a third party, the parties will cooperate with each other to cause ASC and any of its Affiliates (other than the Sellers (other than ASC), as applicable, to directly enter into a new contract with such third party with respect to such services or assets to the extent ASC desires that ASC and the Affiliates (other than the Sellers (other than ASC) continue to receive such services from, or use such assets of, such third party after the Closing, which cooperation shall be deemed to include, without limitation, the Buyer requiring a third party, to the extent it has the power to do so under any such contract, to split such contract into two separate contracts, one with ASC or its Affiliates and the other with the Buyer.

(b)           Prior to and after the Closing Date, ASC shall use its commercially reasonable efforts to cause the third party(ies) to each contract with the Sellers (other than ASC) which have cross-default or cross-termination provisions referring to one or more contracts between such third party and/or one or more of its Affiliate(s), and ASC and/or one or more of its Affiliates (excluding the Sellers (other than ASC), to agree to the removal from such contract of the cross-default or cross-termination provisions which relate to such contracts with ASC and/or one or more of its Affiliate(s). Prior to the Closing Date, ASC, and following the Closing Date, the Buyer, shall use their commercially reasonably efforts to cause the third party(ies) to each contract with ASC and/or one or more of its Affiliates which have cross-default or cross-termination provisions referring to one or more contracts between such third party and/or one or more of its Affiliate(s), and the Buyer to agree to the removal from such contract of the cross-default or cross-termination provisions which relate to such contracts with the Buyer any of its Subsidiaries.

8.22         Removal of  Transformer.  Prior to Closing, Sellers agree to remove from the Resort at their sole cost and expense, the transformer described on Schedule 8.22 and dispose of the same in accordance with applicable Environmental Law.

8.23         Lifetime Passes.  Buyer shall honor all Lifetime Passes and shall cause any agreement for the sale of the Resort or the Business to require such subsequent owner to honor such passes; provided that in no event shall Buyer be required to enforce (nor shall it have any liability in respect to) such covenant with respect to such subsequent owner.  This covenant shall survive Closing indefinitely.

ARTICLE IX         SURVIVAL AND INDEMNIFICATION

9.1           Survival.  The representations and warranties contained in Articles III and IV hereof and the covenants and agreements of the parties contained herein to be performed on or prior to the Closing shall terminate on June 30, 2008, except that (a) the representations and warranties set forth in Sections 3.15(a), (b), (c) and (d) shall terminate at Closing, (b) the representations and warranties contained in Sections 3.13 and 3.21 and the indemnification obligation of Buyer set forth in Section 9.3(iii) shall continue in full force and effect thereunder until thirty (30) days after the expiration of the applicable statute of limitations, (c) claims asserted (in writing) on or prior to June 30, 2008 shall survive until the earlier of (i) resolution by the parties or by a court of competent jurisdiction or (ii) if no action is brought before a court of competent jurisdiction, the expiration of the applicable statute of limitation and (d) the covenant of Buyer contained in Section 8.23 shall survive indefinitely.  The agreements of the Sellers and the Buyer contained in this Agreement which by their terms require action following the Closing shall survive until the expiration of the applicable statute of limitation or, to the extent such agreements are expressly limited to other dates or times, such agreements shall survive only to such dates or times.

9.2           Indemnification by the Sellers.  Subject to the terms and limitations set forth herein, the Sellers, jointly and severally, shall indemnify, defend and hold harmless the Buyer and its Affiliates and Subsidiaries and each of their respective past, present and future directors, officers, employees, agents and representatives (together, the “Buyer Indemnitees”) from and against any and all losses, liabilities, obligations, claims, suits, damages, civil and criminal penalties and fines, costs and expenses, Taxes, levies, imposts, duties, deficiencies, assessments, charges, penalties, and interest, including any reasonable attorneys’ fees (“Indemnifiable Losses”):

(i)            based upon, attributable to or resulting from the failure of any of the representations or warranties made by any Seller in this Agreement or in any Related Document to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;

(ii)           based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of any Seller under this Agreement or in any Related Document;

(iii)          attributable to any Transferred Employee resulting from or based upon (A) any employment-related liability (statutory or otherwise) with respect to employment or termination of employment on or prior to the Closing Date, (B) any liability relating to, arising under or in connection with any Seller Plan, including any liability under COBRA, whether arising prior to, on or after the Closing Date and (C) any liability under the WARN Act arising from actions taken prior to Closing; and

(iv)          arising out of, based upon or relating to any Excluded Asset or any Excluded Liability or Excluded Employee.

9.3           Indemnification by the Buyer.  Subject to the terms and limitations set forth herein, the Buyer, jointly and severally, shall indemnify, defend and hold harmless the Sellers, each of their respective Subsidiaries and Affiliates, and each of the respective past, present and future directors, officers, employees, agents and representatives of the Sellers and such Affiliates (together, the “Seller Indemnitees”), from and against any and all Indemnifiable Losses:

(i)            based upon, attributable to or resulting from the failure of any of the representations or warranties made by Buyer in this Agreement or in Related Document to be true and correct in all respects at the date hereof and as of the Closing Date;

(ii)           based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Buyer under this Agreement or any Related Document;

(iii)          arising out of, based upon or relating to any Assumed Liability; and

(iv)          attributable to any Transferred Employee resulting from or based upon any employment-related liability (statutory or otherwise) with respect to employment or termination of employment on or after the Closing Date, including, without limitation, with respect to the WARN Act.

9.4           Limitations on Indemnification; Exclusive Remedy.

(a)           Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be liable for any Indemnifiable Losses arising out of or based upon a breach or alleged breach of (i) the representations and warranties in Article III or (ii) the covenants and agreements of the Sellers contained in this Agreement, and the Buyer shall not be liable for any Indemnifiable Losses arising out of or based upon a breach or alleged breach of (a) the representations and warranties in Article IV or (b) the covenants and agreements of the Buyer contained in this Agreement, in each case unless all Indemnifiable Losses arising out of all such Indemnifiable Losses shall exceed $1,000,000 in the aggregate, and then only to the extent of such excess.  Further, with respect to Indemnifiable Losses arising out of or based upon breaches or alleged breaches of the representations and warranties in Article III or Article IV, neither the Sellers on the one hand, nor the Buyer, on the other hand, shall be entitled to indemnification in an aggregate amount in excess of $3,000,000.  Notwithstanding the foregoing, the limitations set forth in this Section 9.4(a) shall not apply to (i) any claim by the Buyer in respect of (A) the representation contained in Section 3.21, (B) Section 2.7(f) or (C) the representations contained in Section 3.14 and (ii) any claim by any Seller in respect of (A) the representation contained in Section 4.5, or (B) Section 2.7(f) or the indemnification obligation set forth in Sections 9.2(iii) and (iv) and Sections 9.3(iii) and (iv).

(b)           For purposes of indemnification, the representations and warranties in Articles III and IV shall be construed as if they were not qualified by the terms “material,” “materially,” “in all material respects,” “in any material respect,” “material in financial terms,” or “Material Adverse Effect.”

(c)           Following the Closing, in the absence of fraud on the part of the Sellers or the Buyer, as the case may be, the provisions of this Article IX shall be the exclusive remedy for any breach or alleged breach of (i) any representation and warranty contained in Article III or Article IV (other than Section 3.21) and (ii) any covenant or agreement to be performed on or prior to the Closing Date.  In furtherance of the foregoing, each party hereby waives, and agrees to cause its Affiliates to waive, any and all rights, claims and causes of action they may have against any other party or any Affiliate thereof arising under or based upon any statutory or common law or otherwise (except pursuant to the indemnification provisions set forth in this Article IX and except with respect to any breach of any covenant or agreement to be performed following the Closing) to the extent relating to this Agreement or the transactions contemplated hereby.

(d)           To the extent that a party hereto shall have any obligation to indemnify and hold harmless any other Person hereunder, such obligation shall not include lost profits or other consequential, special, punitive, incidental or indirect damages (and the injured party shall not recover for such amounts), except to the extent such amounts are required to be paid to a third party other than an Indemnified Party or a Person affiliated therewith.

(e)           Notwithstanding anything to the contrary in this Agreement, Sellers shall not be liable for any Indemnifiable Losses arising out of or based upon a breach or alleged breach of the representations and warranties in Article III if (i) Sellers did not have Knowledge, prior to the Closing, of the facts which comprised such breach, and (ii) Buyer had actual knowledge of such breach on or prior to the Closing.  The Buyer will be deemed to have actual Knowledge of information only if (1) such information is actually known by Paul Rowsey, Steven Selbo, John Cumming or Rick Desvaux or (2) the

information relating to such breach is contained in written reports, studies or analysis commissioned by or on behalf of Buyer or its Affiliates.

9.5           Defense of Claims.

(a)           If a Buyer Indemnitee or Seller Indemnitee, as the case may be (an “Indemnified Party”), shall receive notice of the assertion of any claim (a “Notice of Claim”) with respect to which a party required to provide indemnification hereunder (an “Indemnifying Party”) may be obligated under this Agreement to provide indemnification, such Indemnified Party shall give such Indemnifying Party prompt notice thereof (and the Escrow Agent, if the Indemnified Party is a Buyer Indemnitee); provided, however, that the failure of any Indemnified Party to give such Notice of Claim shall not relieve any Indemnifying Party of its obligations under this Article IX, except to the extent that such Indemnifying Party is actually materially prejudiced by such failure to give notice.  Such Notice of Claim shall describe the claim in reasonable detail, and, if practicable, shall indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained by such Indemnified Party; provided, however, that such estimate shall not be binding on the Indemnified Party.

(b)           An Indemnifying Party, at such Indemnifying Party’s own expense and through counsel reasonably chosen by such Indemnifying Party, may elect to defend any third party claim; and if it so elects, it shall, within twenty (20) Business Days after receiving notice of such third party claim (or sooner, if the nature of such third party claim so requires), notify the Indemnified Party of its intent to do so, and such Indemnified Party shall cooperate in the defense of such third party claim.  After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a third party claim, such Indemnifying Party shall not be liable to such Indemnified Party under this Article IX for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that such Indemnified Party shall have the right to employ one counsel (and any necessary local counsel) to represent such Indemnified Party and all other Persons entitled to indemnification in respect of such claim hereunder (which counsel shall be reasonably acceptable to the Indemnifying Party) if, in the opinion of counsel reasonably acceptable to the Indemnifying Party, a conflict of interest between such Indemnified Party and such Indemnifying Party exists in respect of such claim, and in that event (i) the reasonable fees and expenses of one such separate counsel (and any necessary local counsel) for all Indemnified Parties shall be paid by such Indemnifying Party and (ii) each of such Indemnifying Party and such Indemnified Party shall have the right to direct its own defense in respect of such claim.  If any Indemnifying Party elects not to defend against a third party claim, or fails to timely notify an Indemnified Party of its election, such Indemnified Party may defend, compromise and settle such third party claim; provided, however, that no such Indemnified Party may, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any third party claim or consent to the entry of any Judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnifying Party of a written unconditional release from all liability in respect of such third party claim.  The Indemnifying Party may defend, compromise and settle any third party claim on such terms as it deems appropriate; provided, however, that no Indemnifying Party may, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any third party claim or consent to the entry of any Judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written unconditional release from all liability in respect of such third party claim.

9.6           Indemnity Escrow.  On the Closing Date, Buyer shall, on behalf of Sellers, pay to First American Title Insurance Corporation, as agent to Buyer and Sellers (the “Escrow Agent”), in immediately available funds, to the account designated by the Escrow Agent (the “Indemnity Escrow Account”), an amount equal to $3,000,000 (the “Indemnity Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement, substantially in the form attached hereto as Exhibit B, which will be executed at the Closing, by and among Buyer, Seller and the Escrow Agent (the “Escrow Agreement”).  Any payment any Seller is obligated to make to any Buyer Indemnified Parties pursuant to this Article IX shall be paid first, to the extent there are sufficient funds in the Indemnity Escrow Account, by release of funds to the Buyer Indemnified Parties from the Indemnity Escrow Account by the Escrow Agent within five Business Days after the date notice of any sums due and owing is given to the Seller (with a copy to the Escrow Agent pursuant to the Escrow Agreement) by the applicable Buyer Indemnified Party and shall accordingly reduce the Indemnity Escrow Amount and, second, to the extent the Indemnity Escrow Amount is insufficient to pay any remaining sums due, then the Sellers shall be required to pay all of such additional sums due and owing to the Buyer Indemnified Parties by wire transfer of immediately available funds within five Business Days after the date of such notice.  On July 1, 2008, the Escrow Agent shall release the Indemnity Escrow Amount (to the extent not utilized to pay Buyer for any indemnification claim) to Sellers, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article IX asserted prior to June 30, 2008 but not yet resolved (“Unresolved Claims”).  The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Buyer for any such claims resolved in favor of Buyer) upon their resolution in accordance with this Article IX and the Escrow Agreement.

9.7           Losses Net of Insurance, etc.  The amount of any loss, liability, cost or expense for which indemnification is provided under this Article shall be net of any amounts actually recovered (after taking into account any increase in the premium payable pursuant to such policy, to the extent, if any, such increase results from the action or inaction for which the Indemnified Party is being indemnified) by the Indemnified Party under an insurance policy with respect to such loss, liability, cost or expense and shall be reduced to take account of the aggregate Tax benefit(s) actually realized by the Indemnified Party arising from the incurrence or payment of any such loss, liability, cost or expense.

ARTICLE X                          TERMINATION

10.1         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the written mutual consent of the parties hereto;

(b)           upon written notice by any party hereto, if (i) any court of competent jurisdiction or any other Governmental Agency shall have issued a Judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and (ii) such Judgment or other action shall have become final and nonappealable;

(c)           upon written notice at any time on or after May 31, 2007, by any party hereto, if the Closing has not occurred by such date; provided, however, that such party is not in breach in any material respect of its respective representations, warranties, covenants or agreements contained in this Agreement;

(d)           upon written notice by the Sellers, on the one hand, or by the Buyer, on the other hand, if (i) all conditions to the obligations of the other party (being any of the Sellers or the Buyer) to consummate the transactions contemplated hereby shall have been satisfied (or would have been satisfied absent the other party’s breach in performing its obligations hereunder) and (ii) the other party (being any of the Sellers or the Buyer) is in material breach of any of its representations, warranties, covenants or agreements hereunder (which breach continues unremedied by such party for thirty (30) days after written notice thereof to such party); provided, however, that (i) if any Seller is seeking termination, then no Seller is in breach in any material respect of its respective representations, warranties, covenants or agreements contained in this Agreement or (ii) if any Buyer is seeking termination, then no Buyer is then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement; provided, further, that if such other party is any Buyer, it shall not be entitled to such 30-day period if it is in default of its obligation to pay the Purchase Price to the Sellers on the Closing Date as provided herein; and

(e)           by Sellers or Buyer if there shall be in effect a final nonappealable Judgment of a Governmental Agency of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that, the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to a party if such Judgment was primarily due to the failure of such party to perform any of its obligations under this Agreement.

10.2         Other Agreements; Material To Be Returned.

(a)           In the event that this Agreement is terminated pursuant to Section 10.1, the transactions contemplated by this Agreement shall be terminated, without further action by any party hereto.

(b)           Furthermore, in the event that this Agreement is terminated pursuant to Section 10.1:

(i)            The Buyer shall return all documents and other material received from the Sellers, their Affiliates or any of their respective Representatives relating to the Resort or the transactions contemplated by this Agreement and the Related Documents, whether obtained before or after the execution of this Agreement, to the Sellers;

(ii)           The Buyer agrees that all confidential information received by the Buyer or their Affiliates or their Representatives with respect to either of the Sellers, the Resort or this Agreement or any of the Related Documents or the transactions contemplated hereby or thereby shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement, in accordance with Section 8.7;

(iii)          The Sellers shall return all documents and other material received from the Buyers, their Affiliates or any of their Representatives relating to the Buyers or the transactions contemplated by this Agreement or any of the Related Documents, whether obtained before or after the execution of this Agreement, to the Buyers; and

(iv)          The Sellers agree that all confidential information received by the Sellers or their Affiliates or their respective Representatives with respect to the Buyers or this Agreement or any of the Related Documents or the transactions contemplated hereby or thereby shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement, in accordance with Section 8.7.

10.3         Effect of Termination.  In the event that this Agreement shall be terminated pursuant to Section 10.1 hereof, all obligations of the parties hereto under this Agreement shall terminate and become void and of no further effect and there shall be no liability of any party hereto to any other party except (a) for the obligations with respect to confidentiality and publicity contained in Section 8.7 hereof, (b) as set forth in Section 11.3 in respect of certain fees and expenses, (c) the obligations with respect to brokers contained in Sections 3.14 and 4.5 and (d) this Article X; provided, however, that no party hereto shall be relieved from liabilities arising out of any breach of this Agreement prior to termination.

ARTICLE XI         MISCELLANEOUS

11.1         Complete Agreement.  This Agreement and the Schedules and Exhibits attached hereto and thereto and the documents referred to herein and therein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

11.2         Waiver, Discharge, etc.  This Agreement may not be released, discharged, abandoned, waived, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way be construed to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

11.3         Fees and Expenses.

(a)           Except as otherwise expressly provided in this Agreement, Sellers shall pay all of the fees and expenses incurred by the Sellers and the Buyer shall pay all of the fees and expenses incurred by the Buyer, in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby.

(b)           The Buyer shall be responsible for the payment of (i) all real estate transfer taxes (excluding Vermont land gains tax) and sales taxes payable as a result of the consummation of the transaction contemplated hereby, (ii) the HSR Act filing fee and (iii) 50% of the basic premium and the cost of all endorsements for an owner’s policy of title insurance covering the Real Property.

(c)           The Sellers are responsible for 50% of the basic premium for an owner’s policy of title insurance covering the Real Property.

11.4         Amendments.  No amendment to this Agreement shall be effective unless it shall be in writing signed by each party hereto.  Each of the parties hereto agree that no amendment to any Related Document shall be effective unless it shall have been approved in writing by each of the parties hereto.

11.5         Notices.  All notices, requests, consents and demands to or upon the respective parties hereto shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) if delivered by hand (including by overnight courier), when delivered, (b) on the day after delivery to a nationally recognized overnight carrier service if sent by overnight delivery for next morning delivery, and (c) in the case of facsimile transmission, upon receipt of a legible copy.  In each case:  (x) if delivery is not made during normal business hours at the place of receipt, receipt and due notice under this Agreement shall be deemed to have been made on the immediately following Business Day, and (y) notice shall be sent to the address of the party to be notified, as follows, or to such other address as may be hereafter designated by the respective parties hereto in accordance with these notice provisions:

If to the Buyer, to:

Steven P. Selbo
SP Land Company
2046 US Route 4, Suite 200
PO Box 290
Killington, VT  05751
Facsimile:  (802) 747-9283

with a copy to:

E2M Partners
3401 Armstrong Avenue
Dallas, TX  75205
Attention:  Paul E. Rowsey, III
Facsimile:  (214) 443-1980

and a copy to:

Mark D. Van Kirk
Baker Botts, LLP
2001 Ross Avenue, Suite 600
Dallas, TX  75201-2916
Facsimile:  (214) 661-4593

and a copy to:

Joseph A. Kuzneski, Jr.
Weil, Gotshal & Manges LLP
50 Kennedy Plaza, 11th Floor
Providence, RI  02903
Facsimile:               (401) 278-4701

If to the Sellers, to:

American Skiing Company
136 Heber Avenue, Suite 303
PO Box 4552
Park City, UT  84060
Attention:  William J. Fair
Facsimile:  (435) 615-4780

with a copy to:

c/o American Skiing Company
One Monument Way
Portland, ME  04101
Attention:  Foster A. Stewart, Jr., Esq., General Counsel
Facsimile:  (207) 791-2607

and a copy to:

Goodwin Procter LLP
53 State Street
Boston, MA  02109
Attention:  Samuel L. Richardson, Esq.
Facsimile:  (617) 523-1231

11.6         Venue.  Any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in any federal or state court in New York County, New York, New York, pursuant to Section 5-1402 of the New York General Obligation Law and each party hereto waives any objection which it may now have or hereafter have to the laying of venue of any such suit, action or proceeding in New York County, New York, New York, and each party hereto hereby irrevocably submits to the jurisdiction of any such court in New York County, New York, New York in any action, suit or proceeding.

11.7         GOVERNING LAW; WAIVER OF JURY TRIAL.

(A)          SUBJECT TO CLAUSE (C) OF THIS SECTION 11.7, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF [NEW YORK] WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

(B)           EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES TO THIS AGREEMENT ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(C)           FOR PURPOSES OF THIS AGREEMENT, MARKETABILITY OF TITLE SHALL BE DETERMINED IN ACCORDANCE WITH THE VERMONT MARKETABLE TITLE ACT (27 V.S.A. § 601 ET SEQ.) AND STANDARDS OF TITLE OF THE VERMONT BAR ASSOCIATION NOW IN FORCE TO THE EXTENT APPLICABLE STANDARDS EXIST.  IT IS ALSO AGREED THAT ANY AND ALL DEFECTS IN OR ENCUMBRANCES AGAINST THE TITLE THAT COME WITHIN THE SCOPE OF THESE TITLE STANDARDS SHALL NOT CONSTITUTE A VALID OBJECTION ON THE PART OF THE BUYER IF THE TITLE STANDARDS DO NOT SO PROVIDE; PROVIDED, THE SELLER FURNISHES ANY AFFIDAVITS OR OTHER INSTRUMENTS THAT MAY BE REQUIRED BY THE APPLICABLE TITLE STANDARDS.

11.8         Headings.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.9         Interpretation.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.  All terms defined in this Agreement in one form have correlative meanings when used herein in any other form.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation.”

11.10       Exhibits and Schedules.  The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.  Matters reflected on any Schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on such Schedules.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

11.11       Successors and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto except with the prior written consent of the other parties or by operation of law.  Notwithstanding any other provision contained herein, Buyer may assign its rights (in whole or in part) under this Agreement to one or more Affiliates of E2M Partners, LLC or Powdr Corporation in its sole discretion provided that Buyer remains liable hereunder and that at least one of the assignees is an Affiliate of E2M Partners, LLC.

11.12       Remedies.

(a)           Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

(b)           The Buyer shall be jointly and severally liable for the performance of any of the obligations of any Buyer hereunder and pursuant to Related Documents.

11.13       Third Parties.  Except as provided in Sections 9.2 and 9.3, nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

11.14       Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the other provisions shall not be affected by such invalidity, illegality or unenforceability, but shall remain in full force and effect.

11.15       Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and each of which shall be deemed an original.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representatives as of the day and year first above written.

SELLERS:

Killington, Ltd.

By:	/s/ Foster A. Stewart, Jr.
Name:	/s/ Foster A. Stewart, Jr.
Title:	Senior Vice President

Pico Ski Area Management Company, Inc.

By:	/s/ Foster A. Stewart, Jr.
Name:	/s/ Foster A. Stewart, Jr.
Title:	Senior Vice President

American Skiing Company

By:	/s/ Foster A. Stewart, Jr.
Name:	/s/ Foster A. Stewart, Jr.
Title:	Senior Vice President

BUYER:

SP Land Company, LLC

By:  Ski Partners, LLC

By:	/s/ S. Selbo
Name:	Steven P Selbo
Title:	President